    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1995

                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          VOICE CONTROL SYSTEMS, INC.
               (Exact name of issuer as specified in its charter)

           DELAWARE                         7372                        75-1707970
 (State or other jurisdiction    Primary Standard Industrial         (I.R.S. Employer
      of incorporation or         Classification Code Number        Identification No.)
          organization)

                          14140 MIDWAY ROAD, SUITE 100
                              DALLAS, TEXAS 75244
                                 (214) 386-0300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)

                           PETER J. FOSTER, PRESIDENT
                          VOICE CONTROL SYSTEMS, INC.
                          14140 MIDWAY ROAD, SUITE 100
                              DALLAS, TEXAS 75244
                                 (214) 386-0300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

          ROBERT E. NEIMAN, ESQUIRE                      STUART M. CABLE, ESQUIRE
 DICKINSON, WRIGHT, MOON, VAN DUSEN & FREEMAN            GOODWIN, PROCTER & HOAR
         225 W. WASHINGTON, SUITE 400                         EXCHANGE PLACE
              CHICAGO, IL 60606                           BOSTON, MA 02109-2881

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     The Prospectus contained in this Registration Statement relates also to the Registration Statements on Form S-2 (No. 33-47692) and Form S-4 (No. 33-77658) of the Registrant, and is intended to be the combined prospectus referred to in Rule 429 under the Securities Act of 1933, as amended. Such Registration Statements on Forms S-2 and S-4 are accordingly amended to reflect the information contained herein.

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                             PROPOSED MAXIMUM PROPOSED MAXIMUM
TITLE OF EACH CLASS                           OFFERING PRICE      AGGREGATE
OF SECURITIES TO BE           AMOUNT TO BE          PER           OFFERING         AMOUNT OF
REGISTERED                    REGISTERED(1)      SHARE(2)        PRICE(1)(2)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------
Common Stock
  $.01 par value............     2,541,500        $9.125         $23,191,188       $7,996.32
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------


(1) Includes up to 331,500 shares of Common Stock which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and based on the closing price per share on December 4, 1995.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.
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--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                                                              LOCATION OR CAPTION
              ITEM NUMBER OF FORM SB-2                           IN PROSPECTUS
     -------------------------------------------  -------------------------------------------
  1. Front of Registration Statement and Outside
       Front Cover Page of Prospectus...........  Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front Cover Page; Outside Back Cover
                                                    Page
  3. Summary Information and Risk Factors.......  Prospectus Summary; Risk Factors
  4. Use of Proceeds............................  Use of Proceeds
  5. Determination of Offering Price............  Not Applicable
  6. Dilution...................................  Not Applicable
  7. Selling Security-Holders...................  Principal and Selling Stockholders
  8. Plan of Distribution.......................  Outside Front Cover Page; Underwriting
  9. Legal Proceedings..........................  Business--Legal Proceedings
 10. Directors, Executive Officers, Promoters
       and Control Persons......................  Management
 11. Security Ownership of Certain Beneficial
       Owners and Management....................  Principal and Selling Stockholders
 12. Description of Securities..................  Outside Front Cover Page; Description of
                                                  Capital Stock
 13. Interest of Named Experts and Counsel......  Experts; Legal Matters
 14. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................  Description of Capital Stock--Limitation of
                                                    Liability and Indemnification of
                                                    Directors and Officers; Underwriting;
                                                    Part II
 15. Organization Within Last Five Years........  Not Applicable
 16. Description of Business....................  Business
 17. Management's Discussion and Analysis or
       Plan of Operation........................  Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations
 18. Description of Property....................  Business--Facilities
 19. Certain Relationships and Related
       Transactions.............................  Certain Relationships and Related
                                                  Transactions
 20. Market for Common Equity and Related
       Stockholder Matters......................  Outside Front Cover Page; Price Range of
                                                    Common Stock and Dividend Policy;
                                                    Description of Capital Stock
 21. Executive Compensation.....................  Management--Executive Compensation
 22. Financial Statements.......................  Financial Statements
 23. Changes in and Disagreement with
       Accountants on Accounting and Financial
       Disclosure...............................  Change in Registrant's Certifying
                                                  Accountant
 24. Indemnification of Directors and
       Officers.................................  Description of Capital Stock--Limitation of
                                                    Liability and Indemnification of
                                                    Directors and Officers; Part II
 25. Other Expenses of Issuance and
       Distribution.............................  Part II
 26. Recent Sales of Unregistered Securities....  Part II
 27. Exhibits...................................  Part II; Exhibits
 28. Undertakings...............................  Part II

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED DECEMBER 8, 1996

                                         2,210,000 SHARES
                                   VOICE CONTROL SYSTEMS, INC.                              [LOGO]
                                           COMMON STOCK

The 2,210,000 shares of Common Stock offered hereby consist of (i) 1,000,000 shares being sold by the Company, (ii) 295,769 shares being sold by certain of the selling securityholders named herein (the "Selling Stockholders") and (iii) 914,231 shares (the "Option Shares") resulting from the exercise of options (the "Options") to be sold by a certain Selling Stockholder to the Underwriters in connection with the offering. The Company will not receive any of the proceeds from the sale of shares or Options by the Selling Stockholders or from the sale of Option Shares, except that the Company will receive the proceeds from the exercise of the Options. See "Principal and Selling Stockholders."

The Company's Common Stock is traded on the American Stock Exchange/Emerging Company Marketplace under the symbol VPS.EC. On December 4, 1995, the closing sales price for the Common Stock as quoted on such exchange was $9.125. On December 5, 1995, the Company applied for listing on the Nasdaq National Market.
                         ------------------------------
THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. FOR A SUMMARY OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                                                         PROCEEDS TO
TITLE OF EACH CLASS OF                     PRICE TO      UNDERWRITING    PROCEEDS TO       SELLING
SECURITIES TO BE REGISTERED                 PUBLIC       DISCOUNTS(1)     COMPANY(2)   STOCKHOLDERS(3)
-------------------------------------------------------------------------------------------------------
Per Share..............................        $              $               $               $
-------------------------------------------------------------------------------------------------------
Total(4)...............................        $              $               $               $
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $          .
    Total proceeds to the Company include an aggregate of $870,655 to be received upon exercise of the Options, as well as proceeds from the exercise of other options or warrants by Selling Stockholders in connection with the delivery by them of shares.

(3) The proceeds to each Selling Stockholder will equal (i) for each share sold
    by such Selling Stockholder, $          and (ii) for each Option Share sold
    that is attributable to an Option sold to the Underwriters by such Selling
    Stockholder, an amount equal to $          minus the exercise price paid by
    the Underwriters to acquire such Option Share.

(4) The Company has granted to the Underwriters a 30-day option to purchase up to 181,500 additional shares of Common Stock and a Selling Stockholder has granted to the Underwriter a 30 day option to purchase up to 150,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Stockholders will be
    $          , $          , $          and $          , respectively. See
    "Underwriting."
                         ------------------------------
The shares of Common Stock are offered by the Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1996 in New York, New York. See
"Underwriting."

FIRST ALBANY CORPORATION                   FIRST ANALYSIS SECURITIES CORPORATION
               THE DATE OF THIS PROSPECTUS IS             , 1996.

                               [Artwork to Come]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

The following summary is not intended to be complete and is qualified in its entirety by reference to more detailed information contained elsewhere in this Prospectus or incorporated herein by reference. Except as otherwise noted, references to "VCS" or the "Company" shall mean Voice Control Systems, Inc. and its predecessors.

                                  THE COMPANY

The Company is engaged in the development and commercialization of speech recognition and speaker verification technology that enables individuals to interact with computerized devices through the most natural form of communication -- human speech. The Company's technology is used by systems integrators and original equipment manufacturers ("OEMs") to (i) enable end-users to use their voice to access, input, update and secure electronic information, as well as operate and control electronic devices and (ii) allow service providers to reduce costs by automating labor intensive aspects of their business, such as a telephone company which provides automated operator assistance using speech recognition. The Company's technology is primarily used in the telecommunications industry and is beginning to be commercially integrated into products in the consumer electronics and desktop computing industries.

The Company entered the speech recognition industry in 1978 and began commercial sales in 1986. The Company believes that it offers the speech industry's widest selection of speech recognition and speaker verification products and vocabulary libraries. The Company's technology is now used in a broad range of commercial applications in the telecommunications market, with more than 300,000 speech recognizers installed in 30 countries in a wide variety of applications including: voice dialing, such as AT&T Wireless Services' VoiceTouchTM service; automated operator services, such as 1-800-COLLECTTM; interactive travel information access, such as Lufthansa's flight information system and the Hong Kong Railways' train information system; government services, such as Revenue Canada's social service information system; telephone order entry, such as Amway Home Products automated order service; and telephone banking, such as that provided by Clydesdale Bank in the United Kingdom. The Company's technology is also used in the desktop computing and consumer electronics industries. For example, Micronics Computers, Inc. uses the Company's technology in its Orchid TechnologyTM brand sound board products for multimedia personal computers, and OKI telecom, a division of OKI America, Inc. ("OKI Telecom"), and Hughes Network Systems use the Company's technology in their voice-activated cellular telephones. The Company believes that it has the largest installed base of speaker-independent speech recognizers in the industry.

While various types of speech technology have existed for many years, early speech technology applications were generally inadequate due to their relatively high costs and low performance. However, as a result of the decreased cost of computer processing hardware and the development of more reliable and efficient technology, together with increased public familiarity with computer automated devices, speech recognition is now an accepted feature of many telecommunications applications. The Company believes that the acceptance and use of speech recognition technology in the telecommunications, desktop computing and consumer electronics industries will occur at an accelerated rate for the foreseeable future. Given the Company's practical experience as a leader in developing and commercializing speech recognition technology in telecommunications and the quality and breadth of its current technology, the Company believes that it is well positioned to continue to participate in the growth of speech recognition in the telecommunications market while expanding into the desktop computing and consumer electronics markets.

The Company provides a wide range of technologies so that systems integrators and OEMs can select the appropriate functionality and cost for a particular application. Such technologies include "speaker-independent" recognition, which can recognize words from any speaker; "speaker-dependent" recognition, which can recognize words from a user-defined vocabulary; and "speaker verification", which enables a computer to confirm the identity of a speaker. Speaker-independent recognition is available in "discrete" input, in which the spoken words are separated by pauses, or "continuous" input, in which the words are spoken naturally. Because the Company's technology incorporates a proprietary phonetic approach, it is adaptable to any language, capable of operating on low cost processors and usable in a wide variety of environments from quiet offices to noisy automotive interiors. The Company has built the industry's largest "off the shelf" vocabulary offering with speaker-independent, discrete digit vocabularies available in 45 languages. VCS also specializes in developing custom vocabularies to support its customers' particular needs.

The Company supplies its technology to many of the leading telecommunications systems integrators in the voice processing industry and large OEMs, including Dialogic Corporation, InterVoice, Inc., Brite Voice Systems, Inc., Periphonics Corporation, Hughes Network Systems, Inc. and OKI Telecom. Customers either license the Company's software technology or purchase hardware components from the Company that incorporate such software.

The Company's strategy is to capitalize on the technical knowledge and practical experience it has gained in applying its core speech recognition technologies in the telecommunications industry to:

     - Maintain leadership in the application of speech recognition technology in the telecommunications industry
     - Diversify its markets to include consumer electronics and desktop computer applications
     - Improve the man-machine interface
     - Emphasize software, not hardware
     - Develop end user voice dialer products
     - Expand its international presence

The Company's pioneering research and development efforts have resulted in what the Company believes to be a number of commercial firsts in speech recognition, including: (i) the first speaker-independent telephone speech recognizer PC board; (ii) the first speaker-independent cellular telephone voice dialer; (iii) the first switch-based cellular voice dialer; (iv) the first alphabet recognizer; and (v) the first simultaneous speaker-independent speech recognizer and speaker verification system. The Company continues to develop hardware and software products that it believes will accelerate the use of speech recognition technology in new and existing applications.

                                  THE OFFERING

Common Stock offered by the Company........ 1,000,000 shares
Common Stock offered by the
  Selling Stockholders..................... 1,210,000 shares(1)
Common Stock to be outstanding after
  the offering............................. 6,349,965 shares(2)
Use of Proceeds............................ To develop and market new technology and products and enhancements to existing technology and
                                            products; to acquire technology complementary to
                                            its existing technology; to redesign certain of
                                            its products to enable the Company to achieve a
                                            lower cost; and to provide working capital.
AMEX symbol................................ VPS.EC

---------

(1) Includes 1,000,000 shares owned by Dialogic or issuable upon the exercise of options owned by Dialogic. See "Risk Factors--Dialogic Relationship," "Principal and Selling Stockholders" and "Certain Relationships--Dialogic Relationship."

(2) Based on the number of shares outstanding on November 30, 1995 after giving effect to the exercise of options and warrants which will be exercised in connection with the offering. Excludes 1,250,039 shares of Common Stock issuable upon the exercise of stock options outstanding on November 30, 1995, 158,354 additional shares reserved for issuance pursuant to the Company's stock option plan, 268,482 additional shares issuable upon the exercise of outstanding warrants and 1,290,915 shares issuable upon conversion of debt. If all outstanding options and warrants were exercised and the convertible debt converted, there would be 9,159,401 shares of Common Stock outstanding after the offering.

                        SUMMARY FINANCIAL INFORMATION(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEAR ENDED                   NINE MONTHS
                                                   DECEMBER 31,              ENDED SEPTEMBER 30,
                                                ------------------           --------------------
                                                 1993       1994              1994          1995
                                                ------     -------           -------       ------
STATEMENT OF OPERATIONS DATA:
  Sales........................................ $7,052     $ 6,334           $ 4,182       $7,840
  Net income................................... $1,880     $(6,599)(2)(3)    $(3,988)(2)   $  681
  Earnings per share........................... $  .52     $ (2.29)(2)(3)    $ (1.57)(2)   $  .10
  Weighted average shares......................  3,750       2,881             2,545        6,754

                                                                              SEPTEMBER 30, 1995
                                                          DECEMBER 31,     -------------------------
                                                              1994         ACTUAL     AS ADJUSTED(4)
                                                          ------------     ------     --------------
BALANCE SHEET DATA:
  Working capital.........................................    $1,673       $3,090        $ 12,909
  Total assets............................................    $3,029       $4,290        $ 14,109
  Long-term debt..........................................    $1,175       $1,162        $  1,162
  Stockholders' equity....................................    $1,008       $2,412        $ 12,231

---------

(1) The Company was founded in September 1978 and was organized as a Texas corporation in May 1980. The Company reincorporated as a Delaware corporation in January 1981 under the name "Scott Instruments Corporation" ("Scott"). Effective August 11, 1994, VCS Industries, Inc., an Illinois corporation ("Industries"), merged into the Company whereupon the Company changed its name to Voice Control Systems, Inc. (the "Merger"). After the Merger, security holders of Industries owned, assuming the exercise of all outstanding rights to purchase Common Stock, 76% of the outstanding Common Stock of the Company and designees of Industries accounted for a majority of the Company's Board of Directors. The Merger was accounted for as a reverse acquisition and therefore all financial information (except for stock prices) included herein for periods prior to the Merger is that of Industries.

(2) Includes $3,508 of acquired research and development expensed in connection with the Merger.

(3) Includes $2,744 of goodwill acquired in the Merger and subsequently written off.

(4) Adjusted to give effect to the sale of 1,000,000 shares of Common Stock offered by the Company hereby (at an assumed price of $9.125 per share, after deduction of the estimated underwriting discount and offering expenses payable by the Company) and the exercise of options and warrants for 1,005,684 shares of Common Stock currently held by Selling Stockholders, which shares are being offered hereby.

Except as otherwise specified, all information in this Prospectus reflects stock splits and recapitalizations effected prior to the date of this Prospectus and assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

The principal executive offices of the Company are located at 14140 Midway Road, Suite 100, Dallas, Texas 75244, and its telephone number is (214) 386-0300.

Posi-Ident(R) is a registered trademark, and VRSoftTM, Cut-ThruTM, GoodListenerTM, SpeechPrint IDTM and QuikVoiceTM are trademarks of the Company. All other trademarks or service marks appearing in this Prospectus are trademarks of the respective companies who own them.

                                  RISK FACTORS

In addition to other information contained in this Prospectus, investors should carefully consider the following factors relating to the Company and its business.

HISTORY OF LOSSES

The Company has recorded cumulative losses of approximately $8.8 million through December 31, 1994. These losses reflect the results of operations of Industries prior to the Merger and losses incurred by the Company after the Merger. In addition, Industries' predecessors incurred losses. The Company realized net income of approximately $681,000 for the nine months ending September 30, 1995; however, there can be no assurance that the Company will continue to generate profits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON MAJOR CUSTOMERS

The Company is dependent to a significant extent on sales to certain customers. Four of the Company's customers, Dialogic Corporation ("Dialogic"), InterVoice, Inc. ("InterVoice"), Brite Voice Systems, Inc. ("Brite") and Periphonics Corporation ("Periphonics") collectively accounted for 81% and 74% of the Company's revenue in 1993 and 1994, respectively. For the nine month period ending September 30, 1995, Dialogic and Periphonics accounted for 60% and 10% of the Company's revenues, respectively. Dialogic is a leading supplier of components for building, assembling and programming voice processing systems. InterVoice, Brite and Periphonics are suppliers of voice processing systems. The success of the Company in selling its products to Dialogic, InterVoice, Brite and Periphonics for incorporation into their products is critical to a strategy which takes advantage of the Company's telephone-based speech recognition capabilities. If any of Dialogic, InterVoice, Brite or Periphonics should fail to use the Company as its principal supplier of speech recognition, the Company's revenue and earnings could be materially negatively affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

DIALOGIC RELATIONSHIP -- SHIFT TO OPEN ARCHITECTURE; SIGNIFICANT STOCKHOLDER

Prior to 1995, VCS technology was the only speech recognition technology sold by Dialogic. In 1995, Dialogic began commercial distribution of a new open architecture platform, AntaresTM, for use in its recently introduced SCSATM product line. The Antares platform supports several capabilities including speech recognition, thereby making the technology of the Company's competitors available as an alternative to VCS's technology in systems using the SCSA architecture. In addition, under the new architecture, the Company's sales to Dialogic are expected to shift over time from predominantly hardware to predominantly software. These factors may negatively impact the Company's sales and profitability through the Dialogic distribution channel. See "Business--Products and Services--Telecommunications Products." In addition, through a wholly owned subsidiary, Dialogic beneficially owns approximately 37% of the Company's Common Stock and will beneficially own approximately 18% after completion of this offering. Through such subsidiary, Dialogic is also a creditor of the Company and has a security interest in the use of the Company's technology. As a result of these relationships, Dialogic has the ability to influence the business and affairs of the Company and to otherwise affect the outcome of certain actions that require stockholder approval, including the adoption of amendments to the Company's Certificate of Incorporation, mergers, sales of assets and other business acquisitions or dispositions. Furthermore, dispositions of Common Stock by Dialogic beyond this offering may adversely affect the market price of the Common Stock. See "Certain Relationships and Related Transactions--Dialogic Relationship" and "Principal and Selling Stockholders."

DEVELOPMENT OF MARKETS REQUIRED FOR SUCCESSFUL PERFORMANCE BY THE COMPANY

The market for speech recognition is relatively new. The financial performance of the Company will depend, in part, on the future development, growth and ultimate size of this market. The Company's speech recognition products compete with more conventional means of information processing (e.g., data entry or access by keyboard or touch-tone phone). There can be no assurance that the market for the Company's current or future products will develop, that its technology will find general acceptance in the marketplace, or that sales of its products will be profitable to the Company. See "Business--The Speech Recognition Market."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

The Company's sales and profitability may vary significantly from quarter to quarter due to a variety of factors, including the Company's dependence upon a small number of customers, timing of customer orders, and changes in the Company's product and customer mix. The Company typically operates with relatively little backlog and substantially all of its revenues in each quarter results from orders and royalty payments received in that quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON SALES BY THIRD PARTIES

Since the Company generally does not sell its technology directly to end users, the Company's revenues are dependent upon the ability of systems integrators and OEMs to develop and sell systems that incorporate the Company's technology. Factors that adversely affect the revenues of the Company's OEM and systems integrator customers, such as economic conditions, patent positions, their technology and other marketing restrictions, may have a substantial impact upon the Company's financial results. No assurances can be given that the Company's OEM and systems integrator customers will continue to use the Company as a supplier of speech recognition technology or that customers of the Company will not experience financial or other difficulties that will adversely affect their revenues and, in turn, the results of operations and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT THE COMPANY

The speech recognition field and the voice and communications industry in which the Company operates are characterized by rapid technological change. The development of new technology by the Company's competitors may render the Company's technology obsolete. Competition in the field of speech recognition is based largely on technological superiority. Accordingly, the success of the Company will depend upon its ability to continually enhance its current products, to develop and introduce new products which keep pace with technological developments and to address the changing needs of the marketplace. Although the Company expects to devote significant resources to research and development activities, there can be no assurance that these activities will result in the successful development of new technologies and products or the enhancement of existing technology and products, or that the introduction of products, services or technological developments by others will not have a material adverse effect on the Company's operations. See "Business--The Speech Recognition Market" and "--Technology Development."

COMPETITION

Competition in all areas of the Company's business is substantial and is expected to increase. The Company competes with a variety of businesses including: computer and semiconductor manufacturers, such as Apple Computer, IBM and Toshiba; telecommunications and cellular equipment suppliers, such as AT&T, Motorola and Nortel; affiliates of foreign telephone companies, such as British Telecom, CNET, CSELT and Telefonica de Espana SA; system suppliers, such as BBN Hark, Dragon Systems, Texas Instruments and Verbex, Inc.; and speech recognition suppliers, such as Nuance Communications, Lernout & Hauspie Speech Products, Pure Speech, Inc., Speech Systems, Inc. and Voice Processing Corporation. Many of the Company's competitors are substantially larger than the Company, are well established, and have greater financial, technical, marketing, service and operating resources than the Company. The Company's competitors can be expected to continue to make substantial commitments to research and product development. There can be no assurance that the Company will be able to compete successfully in this industry. See "Business--Competition."

RELIANCE ON KEY PERSONNEL; ATTRACTION AND RETENTION OF PERSONNEL

The Company's success depends upon the continued contributions of its officers and key personnel, many of whom would be difficult to replace. The Company has employment agreements with Peter J. Foster, CEO and President, and Thomas B. Schalk, Chief Technical Officer. These agreements contain customary non-disclosure and non-competition covenants, but there can be no assurance that these are enforceable under Texas law. The Company's continued growth depends on its ability to attract and retain skilled employees, particularly in research and development, engineering and sales. The market for technical and scientific personnel is highly competitive, and there can be no assurance that the Company will be successful in attracting or retaining sufficient numbers of qualified personnel. See "Management--Employment Agreements."

DEPENDENCE ON OTHER COMPANIES FOR ASSEMBLY AND COMPONENT PARTS

The Company does not manufacture component parts for its products nor does it have any plan to do so. In addition, the Company's products are assembled by independent contractors. Other than one component which the Company obtains from NEC Electronics, Inc., it is not dependent upon a single supplier for any equipment or component parts. The Company generally does not have long-term contracts with suppliers for the purchase and delivery of component parts or contractors for the assembly of its products. Any interruption of supply in the assembly services utilized by the Company or in the supply of key components, for any reason, could result in significant delivery delays, thereby adversely affecting the Company's revenues, profitability and customer relations. See "Business--Manufacturing."

PROTECTION OF PROPRIETARY RIGHTS REQUIRED FOR SUCCESSFUL OPERATION OF THE
COMPANY

The Company relies on proprietary technology that it closely guards as trade secrets. The Company has required nondisclosure and confidentiality agreements to be executed by its employees, licensees and all parties for whom it presently provides or contemplates providing engineering or research and development services, and the Company expects to continue this requirement. However, there can be no assurance that such non-disclosure and confidentiality agreements will be sufficient to maintain the secrecy of the Company's proprietary technology. In addition, there can be no assurance that competitors will not develop this technology independently or otherwise obtain access to it. The success of the Company will depend on its ability to maintain confidentiality for its technology and upon third parties not developing similar or better technology. See "Business--Patents."

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of Common Stock of the Company in the public market following this offering, whether by purchasers in the offering or other stockholders of the Company, or the perception that such sales could occur, could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities. After giving effect to the sale of the 1,000,000 shares and the 1,210,000 shares offered by the Company and the Selling Stockholders, respectively, hereby (assuming no exercise of the Underwriters' over-allotment option), there will be 6,349,965 shares outstanding. Approximately 422,185 of such shares (the "Restricted Shares") will be eligible for sale subject to compliance with Rule 144 under the Securities Act of 1933, as amended (the "Act"). In addition, following the offering 2,540,954 additional shares will be subject to issuance upon exercise of outstanding options or warrants or the conversion of a convertible note (the "Issuable Shares"). The Restricted Shares, as well as 379,769 shares that are not currently eligible for sale under Rule 144 and 270,714 Issuable Shares, are entitled to certain registration rights, and the Company intends to file a shelf registration statement providing for their resale following the offering. Of the shares which will be outstanding or issuable following the offering, approximately 1,760,344 shares will be beneficially owned by officers, directors and certain stockholders of the Company following the offering (1,606,594 shares if the Underwriters' over-allotment option is exercised in full) and will be subject to "lock-up" agreements under which the owners of such shares have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days following the offering without the prior written consent of the Underwriters. Such shares of Common Stock will be eligible for resale after the expiration of the lock-up period, subject to the provisions of Rule 144 under the Act. Any shares subject to these lock-up agreements may be released from such restrictions prior to the end of the lock-up period with the consent of the Underwriters. See "Principal and Selling Stockholders," "Certain Relationships and Related Transactions," "Description of Capital Stock" and "Underwriting."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS AND STOCKHOLDER AGREEMENT

Certain individuals and institutions that collectively will beneficially own approximately 28.6% of the outstanding Common Stock after the consummation of this offering (assuming that the Underwriters over-allotment option is not exercised) have agreed to vote their shares of Common Stock for the election of the current directors (or replacement nominees) until January 1, 1997 (the "Stockholders Agreement" ). See "Management." This agreement, as well as certain provisions of Delaware law and certain provisions of the Company's amended Certificate of Incorporation permitting the issuance of preferred stock, could make a merger, tender offer or proxy contest involving the Company more difficult, even if such events would be beneficial to the interests of the stockholders. See "Description of Capital Stock."

VOLATILITY OF STOCK PRICES OF TECHNOLOGY COMPANIES

As is frequently the case with the stock of high technology companies, the market price of the Company's Common Stock has been and is expected to continue to be quite volatile. Factors, such as quarterly fluctuations in results of operations, announcements of technological innovations or the introduction of new products by the Company or its competitors, as well as economic conditions in industries using speech recognition technology, may have a significant impact on the market price of the Company's Common Stock. In addition, prices for many technology stocks fluctuate widely, often for reasons unrelated to the performance of the companies. These fluctuations may adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock and Dividend Policy."

TECHNOLOGY ACQUISITION STRATEGY; STRATEGIC ALLIANCES

The Company intends to consider selected strategic acquisitions of technologies that complement those of the Company. It may also enter into beneficial strategic alliances to pursue certain market opportunities. See "Use of Proceeds." There can be no assurance, however, that the Company will be able to identify and acquire suitable technology on favorable terms, successfully integrate newly acquired technology with the Company's technology or create suitable strategic alliances.

                                USE OF PROCEEDS

The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company hereby, at an assumed offering price of $9.125 per share, and the proceeds from the exercise of options or warrants to acquire shares that will be exercised in connection with the offering, are estimated to be $9,111,905 in the aggregate ($10,652,159 if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discount and offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

The Company expects to use the net proceeds of this offering to (i) develop and market new technology and products and enhancements to existing technology and products, (ii) acquire technology complementary to its existing technology,
(iii) redesign certain of its products to achieve lower costs and (iv) provide working capital.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Since July 16, 1992, the Company's Common Stock has traded on the American Stock Exchange/Emerging Company Marketplace ("AMEX/ECM"), originally under the ticker symbol SIC.EC. On August 11, 1994, the Company's ticker symbol was changed to VPS.EC. The Company has applied for listing of the Common Stock on the Nasdaq National Market. The following table sets forth the quarterly high and low sales prices on the AMEX/ECM for the periods indicated (adjusted for a one for four reverse stock split on August 11, 1994).

                                                                   AMEX/ECM SALES
                                                                       PRICE
                                                                  ----------------
                                                                   HIGH       LOW
                                                                  ------     -----
            FISCAL 1993
                 1st Quarter....................................  $11.52     $7.52
                 2nd Quarter....................................   10.76      6.52
                 3rd Quarter....................................   10.00      7.00
                 4th Quarter....................................    9.00      5.76
            FISCAL 1994
                 1st Quarter....................................    7.24      4.52
                 2nd Quarter....................................    7.00      3.76
                 3rd Quarter....................................    8.52      3.76
                 4th Quarter....................................    3.69      2.63
            FISCAL 1995
                 1st Quarter....................................    3.69      2.81
                 2nd Quarter....................................    4.38      2.50
                 3rd Quarter....................................    5.75      2.69
                 4th Quarter (through December 4, 1995).........  $12.50     $5.25

As of November 30, 1995, there were 1,865 holders of record of Common Stock of the Company.

The Company has not declared or paid any cash or other dividends on its Common Stock to date and has no intention of doing so in the foreseeable future. The declaration of dividends, cash or otherwise, is subject to the discretion of the Company's Board of Directors and will depend on a number of factors including the cash position, earnings, financial position and anticipated financial requirements of the Company and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

The following table sets forth the Company's total capitalization as of September 30, 1995, and as adjusted to reflect the sale of the 1,000,000 shares of Common Stock offered by the Company hereby, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                                           SEPTEMBER 30, 1995
                                                                         -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                             (IN THOUSANDS)
Long-term convertible debt.............................................  $ 1,162       $ 1,162
Stockholders' equity:
  Preferred stock, $1.00 par value: 300,000 shares authorized; none issued and outstanding. Common stock, $.01 par value: 20,000,000 authorized; 4,226,319 issued and outstanding; 6,349,965 issued and
     outstanding as adjusted(1)........................................       42            63
  Paid-in capital......................................................   10,574        20,372
                                                                                       -------
  Receivable from stockholders.........................................      (80)          (80)
  Deficit..............................................................   (8,124)       (8,124)
                                                                         -------       -------
          Total stockholders' equity...................................    2,412        12,231
                                                                         -------       -------
          Total capitalization.........................................  $ 3,574       $13,393
                                                                         =======       =======

---------

(1) Assumes no exercise of outstanding stock options or warrants (other than those to be exercised in connection with this offering and 128,485 exercised after September 30, 1995 and prior to the date of this Prospectus). Upon consummation of the offering there will be reserved 2,809,436 shares of Common Stock for issuance upon the exercise of outstanding options or warrants or the conversion of a convertible note.

                            SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere herein. The statement of operations data with respect to the years ended December 31, 1992, 1993 and 1994, and the balance sheet data at December 31, 1993 and 1994 have been derived from the financial statements of the Company, which have been audited by BDO Seidman, LLP, independent auditors and are included elsewhere herein. The statement of operations data with respect to the years ended December 31, 1990 and 1991, and the balance sheet data at December 31, 1990, 1991 and 1992, have been derived from the financial statements of the Company, which have been audited by BDO Seidman, LLP, independent auditors, that are not included in this Prospectus.

The statement of operations data for the nine month periods ended September 30, 1994 and 1995, and the balance sheet data at September 30, 1995, are derived from the unaudited financial statements of the Company included in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the nine months ended September 30, 1995, are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 1995. The selected financial data should be read in conjunction with, and is qualified in its entirety by, the Company's financial statements, related notes and other financial information included elsewhere in this Prospectus.

                                                                                             NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                         SEPTEMBER 30,
                                  --------------------------------------------------        -------------------
                                   1990       1991       1992       1993      1994           1994         1995
                                  -------    -------    -------    ------    -------        -------      ------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Sales.........................  $ 2,496    $ 2,108    $ 3,558    $7,052    $ 6,334        $ 4,182      $7,840
  Cost of sales.................      384        336      1,210     2,051      1,644          1,013       2,626
                                  -------    -------    -------    ------    -------        -------      ------
  Gross profit..................    2,112      1,772      2,348     5,001      4,690          3,169       5,214
  Costs and expenses:
    Research and development....    1,231      1,160        927     1,190      1,962          1,280       1,879
    Selling, general and
      administrative............    1,299      1,217        937     1,673      2,934          2,261       2,535
    Acquired R&D/Goodwill.......       --         --         --        --      6,252(1)(2)    3,508(1)       --
    Interest, to affiliates.....                            207       160        142            108         110
                                  -------    -------    -------    ------    -------        -------      ------
  Net income (loss) before
    taxes.......................  $  (418)   $  (605)   $   276    $1,978    $(6,599)       $(3,988)     $  691
                                  -------    -------    -------    ------    -------        -------      ------
  Income taxes..................       --                    --        98         --             --          10
                                  -------    -------    -------    ------    -------        -------      ------
  Net income (loss).............  $  (418)   $  (605)   $   276    $1,880    $(6,599)       $(3,988)     $  681
                                  ========   ========   ========   ======    ========       ========     ======
  Net income (loss) per share:
    Primary.....................  $  (.22)   $  (.32)   $   .15    $  .82    $ (2.29)       $ (1.57)     $  .11
                                  ========   ========   ========   ======    ========       ========     ======
    Fully diluted...............  $  (.22)   $  (.32)   $   .15    $  .52    $ (2.29)       $ (1.57)     $  .10
                                  ========   ========   ========   ======    ========       ========     ======
  Weighted average outstanding
    shares:
    Primary.....................    1,880      1,880      1,880     2,292      2,881          2,545       6,493
                                  ========   ========   ========   ======    ========       ========     ======
    Fully diluted...............    1,880      1,880      1,880     3,750      2,881          2,545       6,754
                                  ========   ========   ========   ======    ========       ========     ======

                                                YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------     SEPTEMBER 30,
                                    1990       1991       1992       1993      1994           1995
                                   -------    -------    -------    ------    -------     -------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents......  $   260    $   324    $   364    $  997    $ 1,076        $ 1,478
  Working capital (deficiency)...   (1,026)        53       (221)    1,914      1,673          3,090
  Total assets...................      804        909      1,063     2,927      3,030          4,290
  Long-term debt.................       --      1,679      1,162     1,162      1,175          1,162
  Total stockholders' equity
    (deficit)....................     (834)    (1,439)    (1,163)    1,009      1,008          2,412

---------

(1) Includes $3,508 of acquired research and development expensed in connection with the Merger.

(2) Includes $2,744 of goodwill acquired in the Merger and subsequently written off.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
OVERVIEW

Since its inception, the Company has focused on the development, commercialization and application of speech recognition technologies. The Company's principal sources of revenues are from: (i) sales of speech recognition hardware and software products to systems integrators and OEMs, (ii) licensing of speech technology to system and product developers and (iii) providing specialized engineering services to systems integrators, principally to assist in the integration of the Company's technology into its customers' products and systems. Customers who choose to integrate the Company's speech recognition technologies into products usually pay a license fee for the right to integrate the technology and a per unit royalty for each speech recognizer incorporated into products. The Company introduced its commercial speech recognition hardware product for telecommunications applications in 1987. Today approximately 90% of the Company's sales are from the telecommunications market segment. A significant percentage of the Company's sales are made under agreements with major customers. See "Sales and Marketing."

RESULTS OF OPERATIONS

Comparison of Results for Nine Months Ended September 30, 1995 and September 30, 1994

Sales increased 87% from $4,182,000 to $7,840,000 during the first nine months of 1995. Two customers, Dialogic and Periphonics, accounted for 60% and 10%, respectively, of total sales for the first nine months of 1995. Three customers, Dialogic, Brite and InterVoice, accounted for 44%, 14% and 12%, respectively, of total sales for the first nine months of 1994. Hardware sales were 76% of revenues in the first nine months of 1995, an increase of 140% over the first nine months of 1994. The increase in hardware sales accounted for 95% of the increase in total sales. Virtually all of the increase in hardware sales resulted from an increase in telecommunications speech recognition board sales to Dialogic. Royalty, development and license fees were 24% of total sales for the first nine months of 1995, an increase of 9% over the prior period. This increase resulted primarily from increased revenues from processing custom vocabularies for existing customers, as well as increased development revenue from several new and previous customers.

Cost of sales includes the cost of components and subcontracted manufacturing related to hardware products. Gross profit as a percent of sales decreased from 76% in the first nine months of 1994 to 67% in the comparable 1995 period as a result of the increase in lower-margin hardware sales as a percent of total sales.

Research and development expenses increased 47% from $1,280,000 in the first nine months of 1994 to $1,879,000 in the first nine months of 1995. This increase reflects costs associated with the addition of eleven employees in research and product development.

Selling, general and administrative expenses increased 12% from $2,261,000 in the first nine months of 1994 to $2,535,000 in the first nine months of 1995. This increase was due primarily to costs associated with the addition of six employees, increased costs in connection with Industries becoming a public company upon the consummation of the Merger, and increased professional fees. Selling, general and administrative expenses as a percent of sales decreased 22%, as increased sales during the nine months ending September 30, 1995 did not require a commensurate increase in expenses.

Net operating loss ("NOL") carryforwards expiring from 1996 to 2010 totaling approximately $15,258,000 are available as of September 30, 1995 to offset future periods taxable income. The Company has provided an allowance against its entire deferred tax asset relating primarily to NOL carryforwards of approximately $5,188,000. Effective as of August 11, 1994, an ownership change as defined by the Internal Revenue Code Section 382 occurred. The effect of such change limits the use of the Company's NOL in future years to approximately $1,355,000 annually. Revenue in the first nine months of 1995 triggered a federal alternative minimum tax liability resulting in an increase in federal alternative minimum taxes of $10,000. Federal income taxes and state franchise taxes based on income were offset by net operating loss carryforwards during 1995.

Comparison of Results for Fiscal Years Ended December 31, 1994 and 1993

Sales decreased 10% from $7,052,000 in 1993 to $6,334,000 in 1994. Three customers, Dialogic, Brite and InterVoice, accounted for 44%, 13% and 10%, respectively, of total sales in 1994, and two customers, Dialogic and InterVoice, accounted for 55% and 13% of total sales in 1993.

The decrease in sales from 1993 to 1994 resulted from a decrease in the purchase of speech recognition boards by Dialogic for incorporation in audiotext applications in Europe, partially offset by an increase in the sale of such boards for incorporation in other applications. Hardware sales were 65% of total sales in 1994 compared to 67% of total sales in 1993. Royalty, development and license fees were 35% of total sales in 1994, compared to 33% in 1993.

Cost of sales includes the cost of components and subcontracted manufacturing related to hardware products. Gross profit as a percent of sales increased from 71% in 1993 to 74% in 1994, as a result of the decrease in lower-margin hardware sales as a percent of total sales.

Research and development expenses increased 65%, from $1,190,000 in 1993 to $1,962,000 in 1994, primarily due to the addition of employees associated with the Merger and related expenses.

Selling, general and administrative expenses increased 75% from 1993 to 1994. This increase is primarily due to the costs associated with the addition of eleven sales, marketing and administrative employees, increased expenditures for sales and marketing programs and other expenses associated with the Merger.

Acquired R&D/Goodwill included: (i) $3,060,000 of acquired research and development, (ii) $234,000 of Scott's capitalized software costs and patents and
(iii) $146,000 of other expenses related to the Merger. In addition, it included $2,714,000 of goodwill and $98,000 of capitalized organization costs related to the Merger which were written off in December 1994. Management determined the write-off was necessary after reappraising the factors contributing to the value of goodwill acquired in the Merger. Factors that contributed to the impairment of the goodwill included loss of key technical personnel from Scott, litigation with a former officer and director of Scott, and customer decisions not to implement technology developed by Scott pursuant to contracts acquired in the Merger.

The provision for federal and state taxes decreased by $98,000 from 1993 to 1994. Net income in 1993 triggered a federal alternative minimum tax liability and state franchise tax based on net taxable income. Federal income taxes were offset by net operating loss carryforwards during 1993. In 1994, VCS incurred an operating loss and consequently no provision for income taxes was recorded.

Comparison of Results for Fiscal Years Ended December 31, 1993 and 1992

Sales increased 98% from $3,558,000 in 1992 to $7,052,000 in 1993. Two customers, Dialogic and InterVoice, accounted for 49% and 13%, respectively, of sales in 1992 and 55% and 13% of sales, respectively, in 1993. Hardware sales were 67% of revenues in 1993 and increased 48% over 1992. Virtually all of the increase in hardware revenue resulted from increased sales of telecommunications speech recognition boards to Dialogic. Royalty, development, license fees and other revenues were 31% of total sales in 1992 and 33% of sales in 1993. The increase from 1992 to 1993 is primarily due to increased royalty revenues from InterVoice.

Cost of sales includes cost of components and subcontracted manufacturing related to hardware products. Gross profit as a percent of sales increased from 66% in 1992 to 71% in 1993 as a result of the revenue mix between hardware sales and royalty revenues.

Research and development expenses increased 28% from $927,000 in 1992 to $1,190,000 in 1993, which reflects costs associated with the addition of seven research and applications engineers.

Selling, general and administrative expenses increased to $1,673,000 in 1993, a 79% increase over 1992. The increase is due primarily to payroll costs related to the reinstatement of payroll reductions taken in 1992 by sales and administrative personnel, increased expenditures for travel and entertainment, advertising and conferences, and consulting and professional fees.

The 1993 provision for income taxes of $98,000 was attributable to an alternative minimum tax of $65,000 and a state franchise tax based on net income of $33,000. Federal income taxes and state franchise tax based on income were offset by the realization of net operating loss carryforwards in 1992.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal cash requirements to date have been to fund working capital and capital expenditures in order to support its sales growth. Net working capital at December 31, 1994 and September 30, 1995 was $1,673,000 and $3,090,000, respectively. The Company has financed its increasing working capital needs primarily through cash flow from operations and proceeds from the exercise of stock options. The Company anticipates that its working capital needs will increase along with future sales growth.

At December 31, 1994 and September 30, 1995, the Company had $1,076,000 and $1,478,000, respectively, in cash and cash equivalents. The Company's primary source of liquidity is the timely collection of its accounts receivable. The average days sales in accounts receivable were 39 days and 47 days at December 31, 1994 and September 30, 1995, respectively.

The Company's inventory as of December 31, 1994 and September 30, 1995 was $286,000 and $645,000, respectively. The increase in inventory at September 30, 1995 is attributable to the Company's introduction of the Personal Voice Dialer. The Personal Voice Dialer is being sold through catalogues and other direct marketing avenues which require that the Company carry sufficient inventory to fill orders in a relatively short period of time.

The Company's debt at September 30, 1995 consisted of a convertible promissory note due to Dialogic on January 1, 1997. Dialogic converted accrued interest on its note to Common Stock during 1995.

The Company's capital expenditures were $240,000 and $137,000 for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively. The Company has no specific commitments with regard to capital expenditures.

The Company believes that its existing sources of liquidity, funds generated from operations and the net proceeds of this offering will be sufficient to provide the capital resources necessary to support its increased operating needs and finance continued growth for the foreseeable future.

                                    BUSINESS

The Company is a leading international supplier of speech recognition and related speech input technologies. The Company believes that it offers the speech industry's widest selection of speech recognition and speaker verification products and vocabulary libraries. These products employ a proprietary phonetic approach to speech recognition developed by VCS over the past 17 years. VCS has a number of commercial firsts in applying its technology in commercial applications, including: (i) the first speaker-independent telephone speech recognizer PC board; (ii) the first speaker-independent cellular telephone voice dialer; (iii) the first switch-based cellular voice dialer; (iv) the first alphabet recognizer; and (v) the first simultaneous speaker-independent speech recognizer and speaker verification system. VCS believes it is the leading provider of speech recognition technologies in telecommunications applications worldwide, with more than 300,000 speech recognizers distributed in 30 countries, and plans to expand into other speech recognition markets.

The Company markets its technologies to systems integrators and OEMs in telecommunications, desktop computing, and consumer electronics markets. VCS technology has been successfully sold into many applications around the world, including telephone network automation (1-800-COLLECT-U.S.), telephone banking (Clydesdale Bank-United Kingdom), order entry (Amway Home Products-U.S.), government services (the Internal Revenue Service-U.S. and Revenue Canada-Canada), computer multimedia sound boards (Micronics Computers-U.S.), interactive computer software (Auralog-France), travel information access systems (Lufthansa-Germany and Hong Kong Railways), network-based cellular telephone voice dialing (AT&T Wireless Services' VoiceTouch), and automotive-based cellular voice dialing (Mercedes-Benz-U.S.). Many of the leading equipment manufacturers and systems integrators in their respective industries incorporate the Company's technology into their products, including Dialogic, InterVoice, Brite Voice Systems, Periphonics, OKI Telecom, Hughes Network Systems, Cirrus Logic, Micronics Computers and OKI Semiconductor. VCS believes that, with its broad product offerings, extensive experience and established distribution channels, it is well positioned to participate in the projected growth of the speech recognition industry.

THE SPEECH RECOGNITION MARKET

Speech is the most natural and convenient means of human communication and, therefore, a natural means for a person to communicate with a machine. Speech recognition technology converts spoken inputs into digital electronic signals, which are then translated by a computer processor into specific computer instructions or data. For example, words such as "stop" and "go" may be translated using speech recognition into corresponding digital computer commands, and words such as "one" and "two" may be translated into numeric data.

Speech recognition applications are usually divided into two categories by the type of technology required: speaker-dependent and speaker-independent applications. Speaker-dependent technology requires a user to train a device to recognize a particular command. This training process has the disadvantage of requiring some effort on the part of the user, but has the advantage of permitting the user to choose his or her own words for any command. For example, speaker-dependent technology is usually used in telephone voice-dialing applications since it permits a user to create custom name lists. Speaker-independent technology allows the recognizer to accept speech input from virtually any user, regardless of gender, age or regional accent without user training. It has found acceptance in applications used by the public, such as telephone-based automated banking or telephone order entry.

Speech recognition systems or recognizers can require continuous or discrete articulation of words. Continuous recognition permits users to speak a string of digits without pausing, which is useful when entering a telephone or account number. Discrete recognition requires speech to be said with short pauses between words. This technology is useful in applications requiring single word inputs, such as replying "yes" or "no" to questions. Discrete inputs might include words, letters or numbers. Continuous recognizers require more computer resources than discrete recognizers and, therefore, are more expensive.

Speaker verification technology converts speech into digital electronic signals that are then analyzed by a computer processor for patterns of identifying characteristics. These patterns are compared to stored memories of speech patterns to determine if the patterns match. Matching patterns are used to verify a subject's claimed identity. For example, a speaker verification system could verify that a person reciting an employee identification number is in fact that employee.

While various types of speech technology have existed for many years, early speech technology applications were generally inadequate due to their relatively high costs and low performance. However, as a result of the decreased cost of computer processing hardware and the development of more reliable and efficient technology, as well as increased public familiarity with computer automated devices, speech recognition is now an accepted feature of many telecommunications applications. The Company's technology is presently used in the telecommunications industry and is also increasingly being accepted into applications designed for desktop computing, including computer telephony, and consumer electronics. Recent implementations of speech recognition in consumer electronics include control of personal computers, hands-free dialing of car phones and transaction processing through interactive voice response systems. The Company believes that speech-based control and operation of electronic devices will be incorporated in an increasing variety of applications as speech recognition becomes easier to use and more natural, accurate and affordable.

VCS views the market for speech recognition as four horizontal or industry segments and four vertical layers of distribution. The industry segments are telecommunications, consumer electronics, desktop computing and dictation. VCS believes that it is the leading provider of speech recognition technology currently used in the telecommunications segment. The Company's technology is also used in the desktop computing and consumer electronics segments. VCS does not currently offer products for the dictation segment of the speech recognition market and has no current plans to do so.

A recent third party market study defines four vertical levels of market distribution: (i) licensing, (ii) component sales, (iii) system sales and (iv) solution sales. Licensing involves providing a core speech recognizer and any associated vocabulary reference tables in software. Component sales involve selling the basic speech recognizer embedded in component level hardware such as a semiconductor or a printed circuit board. System sales consists of selling finished products which use the recognition technology, and solution sales consists of selling speech recognition solutions using integrated speech recognition systems.

VCS distributes its products and services primarily through licensing and component sales. Its personal voice dialer product is its only system sale. See "--Products and Services." Based upon the Company's practical experience as a leader in developing and commercializing speech recognition technology in the telecommunications market and the quality and diversity of its current technology, the Company believes that it is well positioned to continue to participate in the growth of speech recognition in the telecommunications market while expanding its initial penetration in the desktop computing and consumer electronic markets.

SOFTWARE DEVELOPMENT/OEM

Delivering VCS speech recognition technology to end users requires that a systems integrator or OEM first complete a product development program during which the Company's speech technology is incorporated into a product. This requires an investment in both time and resources on the part of the systems integrator or OEM. The Company believes that successful completion of a product development program with a systems integrator or OEM gives VCS an advantage at that VCS account.

VCS first began commercial delivery of speech recognition in 1986. Since then the Company's technology has been integrated in many systems and products including:

      SYSTEMS INTEGRATORS/OEMS                 TYPICAL APPLICATIONS             ILLUSTRATIVE END USERS/PRODUCTS
------------------------------------   ------------------------------------   ------------------------------------
------------------------------------------------------------------------------------------------------------------
 Apex Voice Communication, Inc.        Virtual telephone network messaging    Telephone companies in developing
                                       system                                 nations.
------------------------------------------------------------------------------------------------------------------
 Applied Voice Technology              Unified messaging on CTI platforms     Small and medium businesses
------------------------------------------------------------------------------------------------------------------
 Auralog                               Multimedia interactive training        Language training companies
                                       software
------------------------------------------------------------------------------------------------------------------
 Brite Voice Systems Inc.              Wireless network-based voice           Telephone companies and cellular and
                                       dialing, telephone network voice       PCS service providers:
                                       processing systems                     AT&T Wireless VoiceTouch
                                                                              Ameritech VoiceSelectTM
------------------------------------------------------------------------------------------------------------------
 Brite/Perception                      Interactive voice response systems     Banks, educational institutions,
                                                                              financial institutions and call
                                                                              center operators.
                                                                              MBNA Account Information System
------------------------------------------------------------------------------------------------------------------
 Dialogic Corporation                  Call processing components for voice   Systems providers in voice mail,
                                       processing systems in                  voice messaging, interactive voice
                                       telecommunications and computer        response and telephone network
                                       telephony                              intelligent peripherals:
                                                                              Digital Equipment Corp.
                                                                              Comverse Technology
------------------------------------------------------------------------------------------------------------------
 Deutsche Telekom, AG.                 Telephone network-based interactive    German and Eastern European
                                       voice response                         telephone companies
------------------------------------------------------------------------------------------------------------------
 Hughes Network Systems                Cellular, PCS, and SMR                 Automobile manufacturers, cellular
                                       voice-activated telephones             equipment retailers, wireless
                                                                              telephone service providers:
                                                                              1996 General Motors Cadillac
------------------------------------------------------------------------------------------------------------------
 IBM Corporation                       General interactive voice response     Financial institutions, information
                                       systems                                service providers, call center
                                                                              operators, and airlines and the
                                                                              travel industry
                                                                              DirectTalkTM
------------------------------------------------------------------------------------------------------------------
 InterVoice, Inc.                      Interactive voice response systems     Banks, brokerage firms, financial
                                       and intelligent peripherals in         institutions, information service
                                       telephone networks                     providers, telephone companies, and
                                                                              airlines and travel related
                                                                              companies
                                                                              1-800-COLLECT
------------------------------------------------------------------------------------------------------------------
 OKI Semiconductor                     Speech recognition chip                Manufacturers in the automotive,
                                                                              consumer electronics and computer
                                                                              industries
                                                                              MSM 6679 VRP
------------------------------------------------------------------------------------------------------------------
 OKI Telecom                           Voice-activated wireless telephones    Automobile manufacturers, cellular
                                                                              equipment retailers, and wireless
                                                                              telephone service providers:
                                                                              Mercedes-Benz 500 and 600 series
------------------------------------------------------------------------------------------------------------------
 Micronics Computers, Inc.             Multi-media PC sound boards            PC retailers
                                                                              Orchid Technology sound boards
------------------------------------------------------------------------------------------------------------------
 Periphonics Corporation               Interactive voice response systems     Banks, financial institutions,
                                       and intelligent peripherals            information service providers,
                                                                              telephone companies, and airlines
                                                                              and travel related companies:
                                                                              US IRS 1040EZ telephone
                                                                                tax return filing system
------------------------------------------------------------------------------------------------------------------
 Precision Systems, Inc.               Telephone messaging systems,           Telephone companies, call center
                                       telephone network-based voice          operators, wireless service
                                       processing systems, call center        providers
                                       automation                             "Atlas" Personal Telecommunications
                                                                                 Assistant
------------------------------------------------------------------------------------------------------------------
 Siemens, AG                           Voice activation in telephone          Telephone companies worldwide
                                       network switching systems
------------------------------------------------------------------------------------------------------------------
 Telecorp Systems, Inc.                Pay-per-view automated order entry     Cable television companies,
                                                                              subscription television companies
------------------------------------------------------------------------------------------------------------------

STRATEGY

The Company's strategy is to capitalize on its strong base of technology, practical experience, speech database libraries and established distribution channels to participate in the increasing use of speech recognition in the telecommunications market while expanding its presence in other developing speech recognition markets. The specific elements of its strategy are as follows:

Maintain leadership in the application of speech recognition technology in the telecommunications industry

The Company believes it is the leading supplier of speech recognition technology used in telecommunications. The Company plans to maintain this position by developing and deploying new products primarily across its existing distribution network. Dialogic has historically been the Company's largest distributor/customer in the telecommunications market segment. While Dialogic represents a large portion of VCS's revenues, speech recognition technology presently is sold with only a small percentage of Dialogic's product sales. The Company is working with Dialogic to increase the penetration of speech recognition by developing new products and marketing programs targeted to increase penetration of existing VCS products sold by Dialogic. The Company also plans to increase penetration of its other telecommunications distributors' sales by joint marketing programs, enhancement of existing products, and new product offerings.

Diversify its markets to include consumer electronics and desktop computer applications

Presently the Company derives the majority of its sales by providing speech recognition technology to the telecommunications market. The Company plans to expand marketing of its technology to other markets in order to diversify its revenue base. To this end, the Company has begun to market its technology to the consumer electronics and desktop computer markets. The Company believes that OEMs and systems integrators in these markets will increasingly use speech recognition technologies in their products and that the Company's experience and reputation in implementing speech recognition in the telecommunications market positions it favorably to compete in these emerging markets.

Improve the man-machine interface

The Company is developing enhancements to its core technology to permit recognition of more conversational speech. These enhancements will permit end users to access larger vocabularies and, by spotting key words, to speak in a more natural and conversational manner. In addition the Company has announced a "Phonetic Dictionary" vocabulary development system for user-developed speaker-independent vocabularies. See "--Products and Services--Enhanced Technologies."

Emphasize software, not hardware

The Company's products consist of implementations of its software-based speech recognition technologies in software, hardware or computer chips. Historically, the Company has developed both hardware and software for its customers. However, as the markets for speech recognition technologies grow and mature, the Company expects to increase its proportion of revenues from software sales or licenses to OEMs and systems integrators who will design and manufacture their own hardware.

Develop end user voice dialer products

The Company has recently introduced its first product marketed directly to the end-user. Historically, the Company developed technology exclusively for integration by OEMs and systems integrators into their products.

Expand its international presence

The Company's marketing and product strategy is to continue to develop its products for use internationally. VCS currently has discrete digit and control word vocabularies in 45 languages and dialects.

PRODUCTS AND SERVICES

Core Technology Products

All VCS speech technology products are based upon VCS's proprietary speech technology developed over the last 17 years and refined by VCS's field experience gained by helping its customers implement over 300,000 speech recognizers. Speech input is typically the most natural and efficient means of human communication. With the increase in the power of low-cost digital signal processors ("DSPs") and microprocessors ("chips"), manufacturers of business and consumer products have begun to use human speech as an interface to their products.

The Company's current technologies include speaker-independent (discrete and continuous) and speaker-dependent speech recognition, as well as speaker verification. The Company's speaker-independent speech recognition technology is based on "phonetic unit identification." This technology examines the features of a spoken word only to the point of recognizing the word's unique components and disregards the characteristics of a particular speaker's voice, such as pitch, inflection and accent. VCS's proprietary software then dissects the word and examines its components to identify the word presented to it, irrespective of the speaker. Although the Company has designed hardware on which its recognition software resides, there is no unique hardware required to use the Company's technology.

For the most demanding speaker-independent applications, including digit vocabularies for telecommunications or cellular automotive vocabularies, VCS collects many speech samples in the environment and language of the targeted application. These speech samples are processed in the laboratory to develop the specific vocabulary reference tables. The Company believes this methodology permits a higher degree of accuracy than alternative methods of vocabulary development. Because customers usually cannot create vocabulary words themselves, VCS has processed discrete vocabularies in 45 languages, alphanumeric vocabularies in 18 languages and continuous vocabularies in 13 languages for telecommunications applications. For applications requiring custom speaker-independent vocabularies, VCS offers a vocabulary development service program. In the last three years, VCS has processed several hundred custom vocabularies in connection with this program. The Company's "Phonetic Dictionary" will allow users to select and create a speaker-independent vocabulary. See "--Enhanced Technologies."

                     TELECOMMUNICATIONS LANGUAGES PROCESSED

       DISCRETE DIGITS & CONTROL WORDS                  ALPHANUMERIC                CONTINUOUS
----------------------------------------------    -------------------------    --------------------
Afrikaans               Hungarian                 Australian English           British English
Australian English      Italian                   British English              Canadian English
Belgian French          Japanese                  Canadian English             Canadian French
Brazilian Portuguese    Korean                    Canadian French              Cantonese
British English         Malaysian                 Dutch                        Dutch
Canadian Cantonese      Malaysian English         European French              European French
Canadian English        Mandarin                  Finnish                      Finnish
Canadian French         N. American Spanish       German                       German
Cantonese               Polish                    German Military Alphabet     Hong Kong English
Castilian               Puerto Rican English      Greek                        Mexican Spanish
Catalan                 Puerto Rican Spanish      Hebrew                       N. American Spanish
Danish                  Russian                   Hong Kong English            S. American Spanish
Dutch                   Singapore English         Italian                      U.S. English
European French         S. African English        N. American Spanish
European Portuguese     S. American Spanish       S. American Spanish
Finnish                 Swedish                   Singapore English
Flemish                 Swiss French              U.S. English
German                  Swiss German              U.S. Military Alphabet
Greek                   Swiss Italian
Hebrew                  Thai
Hindi                   Turkish
Hong Kong Cantonese     U.S. English
Hong Kong English

The Company offers speaker-dependent speech recognition technology for applications which are anticipated to be used by only one or a few speakers, such as control of a personal computer or voice dialing a cellular phone. Before using a speaker-dependent system, the user is prompted to introduce himself to the system by speaking specific utterances; the speech is analyzed to tune the recognition system to work well with that user. The Company optionally offers speaker adaptation capabilities in its speaker-dependent technology products. Speaker adaptation improves accuracy in speaker-dependent applications by enabling a system to adjust to peculiarities in a user's voice or pronunciation, such as may occur if the user is suffering from a cold or hayfever. It may also be used to adapt the recognizer to use by several persons.

The Company's speaker verification technology (trade named SpeechPrint IDTM) allows a system to verify that a user is who he claims to be. Because it has been designed to run on the same components as VCS's speech recognition technologies, no additional hardware is required to implement speaker verification in a recognizer that already employs the Company's technology.

The Company believes that its approach to speech recognition and speaker verification delivers significant performance advantages in terms of the requirements for processing power, memory and vocabulary size. The Company's technology is capable of supporting the largest channel density of any commercial product currently on the market.

                        CORE TECHNOLOGY PRODUCT SUMMARY

     The following table sets forth certain summary information for the Company's current core technology products.

  CORE TECHNOLOGY                                 OPTIONS AND
  APPLICATION           FEATURES                  ENHANCED TECHNOLOGIES       SOFTWARE ENVIRONMENT      CUSTOMER VOCABULARIES
------------------------------------------------------------------------------------------------------------------------------
  Telecommunications    SI, SD, SA, SV            user selectable             DSP embedded recognizer   45 languages -- discrete
                        continuous speech input   triggering                  DSP library recognizer    12 continuous languages
                        discrete speech input     voice-activation            microprocessor embedded   18 languages -- alphabet
                        HMM decision strategy     word spotting                 recognizer               9 cellular languages
                        phonetic "front-end"                                  fixed point support        3 phonetic languages(u)
                        vocabulary masking        high rejection vocabularies   floating point support
                        high accuracy in tele-    phonetic dictionary         Supported processors:
                          phone environment       cut-thru                      Texas Instruments
                        multi-channel/high        large vocabulary(u)           Intel
                          density                   capability                  NEC
                                                  alphabet recognition          OKI
                                                  custom vocabulary             Seimens(u)
                                                    development service
------------------------------------------------------------------------------------------------------------------------------
  Desktop               SI, SD, SA,               voice activation            microprocessor embedded   45 languages -- digits
  Computing             discrete input            low memory option             recognizer              18 languages -- alphabet
                        continuous input(u)       custom vocabulary           DOS-based system          12 continuous languages
                        SAPI interface(u)           development service       OS/2-based system(u)      PC control library
                        HMM decision strategy     telephone or                Supported processors:
                        OLE format software(u)      desktop speech input        Intel
                        Accurate in high noise    alphabet recognition          OKI
                        close talk or "far talk"                                NEC
                          microphone input
------------------------------------------------------------------------------------------------------------------------------
  Consumer/             SI, SD, SA, SV            alphabet recognition        DSP embedded recognizer   45 languages -- digits
  Automotive            discrete speech input     voice activation            DSP library recognizer     7 cellular/automotive
                        close talk or "far talk"   SI & SD operation          microprocessor embedded     languages
                          microphone input        celldial interface            recognizer              - PC control
                        Accurate in high noise    custom vocabulary           fixed point support
                        low memory required         development service       floating point support    - military alphabet library
                        phonetic approach                                     Supported processors:
                                                                                Texas Instruments      - machine control library
                                                                                Intel                    18 languages -- alphabet
                                                                                NEC
                                                                                OKI
------------------------------------------------------------------------------------------------------------------------------

SI = speaker-independent SD = speaker-dependent SA = speaker-adaptive SV = speaker-verification u = under development

                                  DEFINITIONS

"back end" -- the portion of the speech recognition algorithm which determines the word spoken. It uses the information from the "front end" to arrive at its decision.

"close talk" -- speaking into a microphone close to the mouth such as a telephone handset microphone.

"far talk" -- speaking into a microphone at a distance from the speaker such as a telephone speakerphone microphone.

"front end" -- the feature extraction portion of a speech recognizer. The "features" or speech characteristics desired are computed by this part of the speech algorithm.

"HMM" -- Hidden Markov Modeling -- a mathematical database search model which is commonly used for complex computer database modeling problems, such as speech recognition.

"phonetic" -- relating to phonemes, the basic sounds of spoken language.

Enhanced Technologies

As end users become more accustomed to interacting with products incorporating speech recognition technologies, firms utilizing speech recognition in their systems request advanced features, such as continuous digit input, the ability to override outgoing system prompts with voice commands, natural language capabilities, and conversational speech. The Company currently has several projects under development or in beta test which are aimed at providing these enhanced speech recognition solutions.

Natural language refers to the capability of speaking digits combined with other key numeric words, such as "hundred" or "thousand," in a continuous manner. Speech recognition technology available today requires that the user speak digits in a more structured manner. For example, a number such as 2400 must be spoken either discretely or continuously as "two-four-oh-oh." Natural language technology will permit the user to say "twenty-four hundred" as well. The Company is currently developing vocabularies to enable natural language input and expects to have beta versions in U.S. English available in 1996.

Phonetic dictionary technology is another advanced feature being requested by experienced systems integrators. Using a "phonetic dictionary," a word can be entered into a speaker-independent system by selecting and linking "phonemes" (i.e., individual units of sound) from a "dictionary" rather than sampling hundreds of people speaking the word. In order to develop its phonetic dictionary technology, the Company must collect thousands of samples of phonetically rich speech in each language. These samples are processed into a phonetic dictionary of all the sounds (phonemes) in a language. To develop its phonetic dictionary technology, the Company must collect many samples of phonetic representations of speech that then are assembled in VCS's laboratory. This technology will enable a wider distribution of speech recognition in new applications that require larger vocabularies of custom or semi-custom words, such as product names or proper names. This technology will be particularly useful in applications where the list of vocabulary words change regularly, such as employee names in a voice mail/auto attendant system. Phonetic dictionary technology is currently available in beta form from the Company with commercial availability of the technology and vocabulary creation tools expected in 1996.

Large speech recognition vocabularies, in excess of 2,000 words, are becoming increasingly feasible due to technology advancements, such as phonetic dictionary. The Company has demonstrated a speaker-independent speech recognition capability for 500 words and plans to complete development of a 2,500 word speaker-independent product during 1996.

Conversational speech recognition is more complicated than the speech recognition products described above. Context and grammar rules, which take advantage of knowledge of a specific application, are implemented in a software layer above the core recognizer, which aids and guides the recognition process. Conversational speech systems require extremely expensive hardware to operate and are inherently inflexible and difficult to maintain in changing application environments. However, the Company believes conversational speech recognition has great potential for being the most accepted technology for automated information systems. VCS plans to develop its initial capabilities in a conversational speech recognizer during 1996.

Telecommunications Products

VCS licenses software and sells several speech recognizer hardware products for use in telecommunications environments. VCS speech recognition boards provide the hardware and software necessary to permit speech recognition and speaker verification in telecommunications systems. These boards will operate the Company's speaker-independent and speaker-dependent speech recognition technologies to provide reliable speech recognition over local and long distance telephone lines. The boards may be used in analog or digital environments and in a variety of applications, including customer service, voice mail, home banking, audiotext, order processing, telemarketing and telephone company operator services. They are designed for easy incorporation into most interactive voice processing systems to permit use of these systems from any touch-tone or rotary dial telephone. This is particularly important internationally where the touch-tone penetration rate is significantly lower than in the United States, making speech recognition an enabling factor for many international voice processing applications. In addition, the Company's latest technologies, including alphanu-meric recognition and SpeechPrint ID speaker verification, expand the range of opportunities for automation with voice processing systems.

The same VCS speech recognition software available on its hardware products is also available under license agreements to persons who wish to integrate the technology into their own hardware platforms. The available software technology includes speaker verification as well as discrete, continuous and alphanumeric vocabularies in a variety of languages. VCS also licenses its enhanced technologies directly to persons who may have acquired the Company's basic speech recognition technology from one of the Company's distributors/customers.

The Company also offers its Voice Cut-Thru technology for use with its discrete, continuous and phonetic technologies. Voice Cut-Thru allows callers to override outgoing system prompts with voice commands. Recognition actually takes place during the prompting sequence. This is an advance from the previous VCS "voice-stop" technology in which the caller must stop the prompt by saying "stop" and then is required to speak the desired number or command.

In the fourth quarter of 1994, the Company introduced a new speech recognition software product called VRSoftTM. The product has been in beta test for several months, and commercial shipments of VRSoft by Dialogic are expected to begin during the first quarter of 1996. VRSoft will be distributed by Dialogic Corporation and is targeted at inexpensive voice mail and voice response systems that incorporate Dialogic hardware. Many such systems are in use but have not previously had a cost effective speech recognition solution due to the requirement for separate speech recognition hardware. VRSoft will make speech recognition technology available for these systems without the requirement that additional hardware be purchased. The Company believes this will attract interest in speech recognition from systems integrators in a different segment of the market.

Dialogic's latest product architecture, Signal Computing System Architecture or "SCSA," is designed with an open DSP platform for speech recognition called Antares. Dialogic has licensed VCS speech recognition to sell with its Antares product. VCS developed a new line of software products, VCS Antares Software, for Dialogic to market under this license agreement. VCS customized its continuous and discrete speech recognition technology with Cut-Thru technology capabilities for this program. VCS has released this software to Dialogic for use in DOS, UNIX and OS/2 environments. VCS Antares Software is currently in beta test, and the Company expects it to be fully available in the first part of 1996. As a result of adopting an open architecture platform, the technology of the Company's competitors will be available as an alternative to VCS's technology in products incorporating the Antares product. However, with VRSoft and VCS Antares Software, VCS technology will be the only speech recognition technology available across Dialogic's entire product line. VCS believes this is a competitive advantage since it provides systems integrators a seamless product and programming interface across all Dialogic speech recognition products.

Computer/Desktop Products

QuikVoiceTM is a speaker-independent speech recognition software package developed for voice navigation in desktop and mobile computer applications. It may be used in the Microsoft Windows(TM) environment. This product is currently sold on Micronics Computers' Orchid Technology brand sound boards. A derivative product has been licensed by Silicon Graphics for inclusion in that company's Indy workstation. In addition, Cirrus Logic has licensed this product to bundle with its line of business audio chips. The software is also being used by Auralog in a multimedia software product for language training called Talk-to-MeTM.

VCS supports Microsoft's Speech Application Programming Interface ("SAPI") standard for speech applications which will be implemented in Microsoft operating systems. The Company plans to release a speech engine (i.e., a speech recognizer) conforming to SAPI during 1996. This speech engine will be marketed to software developers whose applications use speech recognition in Microsoft's Windows 95TM and Windows NTTM operating systems. The speech recognition engine will initially support desktop and telephone speech input, making it suitable for both desktop and computer telephony applications. These applications include any voice driven interactive software applications, such as interactive games, interactive learning software, interactive multimedia software, soft telephones (software with telephone capabilities in the PC),

PC-based answering machines, PC-based voice dialers, voice accessed rolodex software, voice driven window and menu operation and voice driven access to communications software, such as that used to access the Internet.

The Company also sells a software recognizer capability based upon a proprietary application programming interface for software developers whose products do not conform to SAPI. This capability uses a custom made core recognizer incorporating a VCS-specified API. Since each project is custom developed, this offering provides software developers with the most flexibility in choosing any functionality from VCS's broad range of capabilities in speech technology.

Cellular/Automotive and Consumer Electronics Products

The Company markets speech recognition for cellular telephones, consumer electronics and automotive applications. VCS has targeted wireless/cellular telephones, answering machines, VCRs, televisions, personal organizers, cordless telephones and video games as potential high volume applications of VCS's speech recognition. Manufacturers can obtain VCS's speech recognition for these applications either by licensing software or buying chip sets that embody the recognition software from VCS. Each customer typically also purchases support and design consulting from VCS in order to develop a product using the technology.

The Company has developed a state-of-the-art speech recognizer incorporating VCS's speaker-independent and speaker-dependent speech recognition technologies for low cost applications. The Company currently markets this recognizer for both automotive and consumer electronics applications. The recognizer is used today in cellular telephone voice dialers sold as part of built-in car phones. Both the 1996 Cadillac and Mercedes-Benz line of automobiles are sold with these telephones as either standard or optional accessories. VCS also provides recognizers that enable voice control of non-critical automobile functions, such as seats, windshield wipers, windows, radios and mirrors. Using the Company's voice activation vocabulary provides for total "hands-free" operation of the target accessory thus increasing safety and convenience. To date, these recognizers have been implemented only in concept cars.

Historically, manufacturers have been required to use a chip set consisting of several single purpose chips in order to implement all of the necessary functions for speech recognition. In 1994, OKI Semiconductor introduced a new single chip speaker-independent speech recognition microcontroller, the MSM6679 Voice Recognition Processor ("VRP"), which incorporates VCS technology. This offers an integrated "one-chip" implementation for OEMs desiring to add speech recognition to their products. With the OKI Semiconductor VRP, the necessary functions for speech recognition are combined on a single chip, which should reduce cost. OKI Semiconductor is using its international distribution capabilities to market the VRP to systems developers and OEMs for development of applications using the VRP in the automotive, personal computer, telecommunications and consumer electronics industries.

During 1995, the Company developed its Personal Voice Dialer product, which is targeted at small business and home-office applications. This product is a speech recognition device that permits callers from home telephones to voice dial calls to telephone numbers stored in the unit's memory. The Personal Voice Dialer is available with memories for 20 or 50 telephone numbers. It may be connected by the purchaser to operate from a single telephone or, with professional installation of an RJ-31 jack, from any phone in the house. VCS is selling this product through catalogues and through direct marketing. The Company began test marketing the units in the fourth quarter of 1995 to determine the best distribution channels and price points for the Personal Voice Dialer.

                              VCS PRODUCT SUMMARY

     The following table sets forth certain summary information for certain of the Company's products.

                                                        OPTIONS AND
  PRODUCT                     FEATURES                  ENHANCED TECHNOLOGIES     ARCHITECTURE              VOCABULARIES
------------------------------------------------------------------------------------------------------------------------------------
  VR/40(D)                    speaker-independent       alphabet recognition      DOS, UNIX, OS/2           45 languages -- digits
  Speech recognition          discrete speech input     custom vocabulary         AEB interface             18 languages -- alphabet
  daughtercard for            4-recognizer package        development service     No PC slot required       8 cellular languages
  Dialogic                    phonetic approach         speaker-dependent         analog or digital
  AEB D/41 low density                                  speaker-adaptation          telephone input
  products                                              speaker-verification
------------------------------------------------------------------------------------------------------------------------------------
  VR/160p(D)                  speaker-independent       speaker dependent         DOS, UNIX, OS/2           45 languages --
  Speech recognition          discrete input            speaker adaptive          PEB interface               discrete digits
  platform                    continuous input          speaker verification      single PC slot            18 languages -- alphabet
  for Dialogic PEB            phonetic approach         word spotting             TI 320C25 or              8 cellular languages
  products                    2 to 16 recognizers       hi-rejection              TI 320C31 daughter card   12 continuous languages
                              shared resource           Phonetic Dictionary
                              switching                 voice activation
                              HMM decision strategy     cut-thru
                                                        alphabet recognition
------------------------------------------------------------------------------------------------------------------------------------
  VCS Antares                 speaker-independent       speaker dependent         DOS                       45 languages --
  Software(D)                 2 to 32 recognizers       speaker adaptive          UNIX                        discrete digits
  Speech recognition for      2 recognizers/DSP         speaker verification      OS/2                      18 languages -- alphabet
  Dialogic Antares SCSA         continuous              word spotting             SCSA interface            8 cellular languages
  products                    4 recognizer/DSP          hi-rejection                                        12 continuous languages
                                discrete                Phonetic Dictionary
                              8 recognizer/DSP          voice activation
                                discrete w/cut thru     cut-thru
                              2 recognizer/DSP          alphabet recognition
                                phonetic(u)
------------------------------------------------------------------------------------------------------------------------------------
  VR Soft(D)                  speaker-independent       speaker-dependent(u)      DOS                       45 languages --
                              discrete input            speaker-adaptive(u)       OS/2(u)                     discrete digits
  PC host processor-based     no additional             alphabet recognition(u)   Intel or Equiv. PC        18 languages -- alphabet
  low density Dialogic          hardware required                                 AEB environment           8 cellular languages
  AEB speech recognizer       2 or 4 recognizers
                                per PC system
------------------------------------------------------------------------------------------------------------------------------------
  DVM2c and DVM4s             speaker-independent       speaker dependent          1/4 PC board             45 languages --
  speech recognition          2 recognizers/PCB         speaker adaptive          form-factor                 discrete digits
  hardware                      continuous              speaker verification      flexible VCS API          18 languages -- alphabet
  for proprietary             8 recognizers/PCB         word spotting             operating system          8 cellular languages
  architecture                  discrete                hi-rejection                independent             12 continuous languages
  voice processing systems    4 recognizers/PCB         Phonetic Dictionary
                                discrete w/cut thru     voice activation
                              2 recognizers/PCB         cut-thru
                                phonetic(u)             alphabet recognition
------------------------------------------------------------------------------------------------------------------------------------
  OKI 6679 VRP                speaker-independent       VCS "phonetic" front-     stand alone speech        8 cellular languages
                              speaker-dependent           end                       recognition processor   45 languages -- digits
  single chip integrated      speaker adaptive          high noise accuracy       meets SAE specification   18 languages -- alphabet
  speech recognition          single chip operation(u)  single chip package       parallel or serial        machine control library
  processor                   discrete input            low cost "on-board" 25    interface                 PC control library
                                                          word vocabulary
                                                        modular 20 word
                                                          vocabulary expansion
                                                        built-in OKI synthesizer
                                                          control
                                                        voice activation
                                                        alphabet recognition
------------------------------------------------------------------------------------------------------------------------------------
  QuikVoice                   speaker-independent       out of vocabulary         DOS                       PC command and control
                              speaker dependent           rejection               Windows                   discrete digits
  speech recognizer for PC    speaker adaptive          voice activation          VCS API
  "voice mouse" operation     discrete input
------------------------------------------------------------------------------------------------------------------------------------

D = Sold exclusively by Dialogic PCB = Printed Circuit Board u = under development

TECHNOLOGY DEVELOPMENT

The Company believes that enhancements of and improvements to its existing technologies are critical to its future success. The Company has made substantial investments in research and development in each of the last three years. During the first nine months of 1995, the Company spent $1,879,000 (24% of revenues) on Company sponsored research and development. The Company spent $1,962,000 and $1,190,000 (31% and 17% of revenues, respectively) on Company sponsored research and development activities during 1994 and 1993, respectively. Currently, the Company employs 17 people in research and development. Many of the research and development projects on which the Company works span more than one year.

The Company's technology development activities are directed at continued improvements to its existing core technologies, enhancements to these technologies and improved implementations of the technologies to reduce the cost of the hardware required for speech recognition. The Company continues to develop and adapt its technology to operate in OKI Semiconductor's VRP. VCS is currently developing new products, including a phonetic dictionary development system, a large vocabulary phonetic recognizer, improved word spotting technology, improved voice activation, natural language understanding and a SAPI compliant speech engine. The Company believes that the timely development and enhancement of its technologies is necessary to remain competitive in the industry. Delays or inabilities to develop new technology features, enhancements or products could have a material adverse effect on the Company's business, operating results and financial condition.

SALES AND MARKETING

The Company markets its core speech recognition technologies to systems integrators and OEMs for incorporation into their products as well as to the buyers of their products. VCS sells to systems integrators and OEMs through its own sales force. When marketing to the buyers of their products, the Company frequently coordinates its selling efforts with the sales force of a systems integrator or OEM.

The Company's principal marketing activities include participation in industry trade shows and seminars, advertising in selected trade publications, public relations activities with the trade and business press, publication of technical articles and distribution of sales literature. The Company's marketing organization is comprised of four professionals: a Director, a Sales Engineer, a Communications Manager and a Product Manager.

The manner in which the Company sells technology and products for use in various markets is summarized below:

Telecommunications Market

VCS provides hardware and software speech recognition products to address the telecommunications market. For software products, the Company receives license fees or royalty payments based on the number of recognizers incorporated in the end user product. All of VCS's hardware products sold include a license for the software to enable speech recognition on the hardware purchased. VCS distributes its technology products for the telecommunications market either through OEM arrangements or through licensing arrangements with systems integrators. The Company sells telecommunications hardware and software products to Dialogic, which in turn sells them to systems integrators who design and sell systems. These sales typically have a significant lead time between the initial sale and volume purchases by systems integrators due to the product development cycle required to develop applications that incorporate the Company's speech recognition technology products.

Computer/Desktop Markets

In computer and desktop applications, the Company generally licenses its technology to hardware manufacturers, such as Micronics (Orchid Technology). The Company receives a royalty for each copy of the technology shipped with the integrated product.

Cellular and Consumer Electronics Markets

The Company sells its technology products directly to cellular telephone manufacturers, such as OKI Telecom and Hughes Network Systems, for integration into end-user products. The cellular telephone manufacturer typically either purchases an enabling computer chip or licenses technologies directly from the Company. When the Company sells a computer chip, a software license for the single copy of the Company's technology is included with the chip. Under licensing agreements, customers of the Company pay a royalty for each product sold that incorporates the Company's technology. The Personal Voice Dialer is distributed through specialty catalogs and direct consumer advertising.

Other Emerging Markets

The Company and OKI Semiconductor jointly integrated the Company's speech recognition technology into the VRP, a low-cost chip being manufactured and sold by OKI Semiconductor. OKI Semiconductor has indicated to the Company that it is targeting customers for cellular, automotive and personal computer applications for which the prior implementation of speech recognition was too expensive or unworkable.

The Company's largest customers have historically been Dialogic, Periphonics, Brite and InterVoice. Sales of hardware to Periphonics are made pursuant to purchase orders, the form of which are updated from time to time. Sales of technology or products to Dialogic, Brite and InterVoice are generally made under agreements that do not obligate such customers to make purchases but set forth the terms under which purchases will be made.

Sales of hardware products incorporating licensed technologies pursuant to various agreements between the Company and Dialogic have historically accounted for most sales to Dialogic. While the Company historically has sold hardware products incorporating licensed technologies to Dialogic, Dialogic has the right to manufacture such hardware products. If Dialogic chooses to manufacture hardware products incorporating licensed technologies, Dialogic will pay royalties to the Company for each port of recognition incorporated and sold by Dialogic. It is anticipated that future Dialogic products incorporating licensed technologies will be manufactured by Dialogic and the Company will receive royalties for VCS speech recognition technologies incorporated and sold by Dialogic. While gross sales to Dialogic will decrease with the transition from hardware sales to royalty revenue, cost of sales will also decrease as the hardware cost component will be eliminated.

Sales to InterVoice are generated from sales and support of software products sold pursuant to a License Agreement between the Company and InterVoice. InterVoice pays the Company a royalty for each port of licensed technologies integrated and sold in InterVoice systems.

Sales to Brite have historically been made pursuant to a Software Agreement between VCS and Brite dated August 31, 1992 (the "Agreement"). The Agreement grants Brite a license to use certain VCS technology, sets forth business generation fees to be paid to VCS with respect to such uses, and sets forth fees to be paid to VCS for enhanced technologies sold in Brite systems. While Brite is under no obligation to utilize its license, the Agreement specifies the fees and royalties to be paid if such use occurs. Although the Agreement expired by its terms on August 31, 1995, Brite continues to use the licensed technology and pay royalties to the Company. The Company believes the Agreement will be renewed as Brite continues to market systems incorporating the technology licensed pursuant to the Agreement.

The Company's technology is used by many customers in telecommunications, desktop and consumer electronics markets. A partial list of the Company's major customers/integrators is as follows:

                                      TELECOMMUNICATIONS
AccessLine Technologies, Inc.          Group 2000                            Pro-Dentec
AG Communication Systems               Hewlett Packard Company               Siemens, AG.
Apex Voice Communication, Inc.         IBM Corporation                       Stylus Innovation, Inc.
Applied Voice Technology               Intellicall                           Syntellect, Inc.
Brite Voice Systems, Inc.              Intellivoice                          TALX Corporation
Comverse Technology, Inc.              InterVoice, Inc.                      Telecorp Systems, Inc.
Cyberlog, Inc.                         MicroLog Corporation                  Vicorp Interactive Systems,
Dialogic Corporation                   Nortel                                Inc.
Digital Equipment Corporation          Parity Software Development Corp.     Voicetek Corporation
Deutsche Telekom AG.                   Periphonics Corporation               West Interactive Corporation
Global Communications, Ltd.            Precision Systems, Inc.

                                     CELLULAR AND CONSUMER ELECTRONICS
HighwayMaster Communications, Inc.     NEC (U.K.)                            OKI Telecom
Hughes Network Systems                 OKI Semiconductor                     Pacific Communication Sciences,
                                                                             Inc. (PCSI)

                                              COMPUTER/DESKTOP
Auralog                                Health Tech Services Corp.            Micronics Computers, Inc.
Cirrus Logic, Inc.                                                           (Orchid Technology)

MANUFACTURING

VCS does not engage in any manufacturing operations and does not plan to do so in the foreseeable future. The Company contracts out the manufacture and assembly of hardware. VCS's current suppliers include The Gammon Group, Hamilton/Hallmark Electronics and NEC America.

COMPETITION

The speech recognition industry is highly competitive and characterized by rapidly advancing technology. In order to maintain or improve its position in the industry, the Company must continually enhance its current products and develop and introduce new products which address the rapidly changing needs of the marketplace.

Speech recognition is a developing field, and competition is largely based on technological superiority. Examples of the differentiation in technology include the ability to operate over telephone lines, size of vocabulary, ability of the user to create speaker-independent vocabularies, noise suppression, and computational efficiency. The cost of speech recognition technology can also be an important competitive factor.

While certain of the Company's competitors have developed speech recognition technology comparable to the Company's technology, the Company believes that, with respect to markets targeted by the Company, it has a competitive advantage in implementing its technology based on the technical knowledge and practical experience it has gained in commercializing technology solutions used in the telecommunications market.

Competitors include entities engaged in a variety of businesses, including: computer and semiconductor manufacturers, such as Apple Computer, IBM and Toshiba; telecommunications and cellular equipment suppliers, such as AT&T, Motorola and Nortel; affiliates of foreign telephone companies, such as British Telecom, CNET, CSELT and Telefonica de Espana SA; system suppliers, such as BBN Hark, Dragon Systems, Marconi Speech and Information Systems and Texas Instruments; and pure speech recognition companies, such as Nuance Communications, Lernout & Hauspie Speech Products, Pure Speech, Inc., Speech Systems, Inc., Verbex, Inc. and Voice Processing Corporation. Many of the Company's competitors are substantially larger than the Company, are well established and have greater financial, technical, marketing, service and operating resources than the Company. These competitors can be expected to continue to make substantial commitments to research and product development.

PATENTS

The Company does not apply for patents on its speech recognition techniques that it maintains as trade secrets because of the disclosure requirements in doing so. The Company holds seven patents relating to certain methods or systems by or in which speech recognition or speaker verification may be implemented. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it prevent another party from designing around the claimed invention. Much of the Company's proprietary technology is implemented in software that is protected under copyright and trade secret law and subject to licensing agreements.

The Company has recently commenced litigation against a company it believes is infringing on a patent owned by the Company. See "Legal Proceedings."

EMPLOYEES

As of September 30, 1995, the Company had 59 employees, of which 17 are engaged in research and development, 16 in product development and application engineering, 16 in sales and marketing and 10 in finance and administration. In addition, the Company employs three people on a part-time basis to assist with speech data processing and one person on a contract basis to assist with marketing of the Company's Personal Voice Dialer. All of the Company's employees sign agreements containing standard non-disclosure and invention assignment provisions. The Company's future success will depend on its ability to attract, train, retain and motivate highly qualified employees, who are in great demand. The Company's employees are not represented by any collective bargaining organization, and the Company has never experienced a work stoppage. The Company believes that its employee relations are good.

FACILITIES

The Company leases 20,581 square feet for its headquarters facility, pursuant to a lease that expires September 30, 2000, at 14140 Midway Road, Dallas, Texas 75244. The Company also leases offices in Dublin, Ireland and Ridgefield, Connecticut for use by sales and marketing personnel.

LEGAL PROCEEDINGS

On November 6, 1995, the Company filed a complaint in the U. S. District Court for the North District of Texas. VoiceTech Communications, Inc. of Elmhurst, Illinois was named as the defendant and is alleged to have infringed, directly, by inducement or by contribution, a Company patent titled "Speech Recognition System for Electronic Switches in a Cellular Telephone or Personal Communications Network". The Company is seeking an injunction to prohibit further infringement, damages and costs. The defendant has not yet answered or otherwise responded.

                                   MANAGEMENT

The executive officers and directors of the Company are as follows:

                  NAME                     AGE                 CAPACITIES IN WHICH SERVED
-----------------------------------------  ---       -----------------------------------------------
Peter J. Foster..........................  44        President, CEO and Director
Thomas B. Schalk.........................  44        Chief Technical Officer
Kim S. Terry.............................  37        Vice President/Controller and Corp. Secretary
Lawrence Carter..........................  56        Vice President of Sales
Everett A. Bruce.........................  53        Vice President of Software Development
Marietta Benignus........................  37        Vice President of Administration
John B. Torkelsen(1,3)...................  50        Chairman and Director
Melvyn J. Goodman(2).....................  53        Director
John Lucas-Tooth(2)......................  63        Director
Neal J. Robinson(1,3)....................  51        Director

---------

(1) Member of Audit Committee.

(2) Member of Stock Option Committee.

(3) Member of Compensation Committee.

MR. FOSTER has served as President, CEO and a director of the Company since August 11, 1994, the date of the Merger. Mr. Foster joined Industries in 1985, and served as President and a director from 1986 through the date of the Merger, CEO from 1989 through the date of the Merger and Chairman from 1990 through the date of the Merger. Mr. Foster received his B.E. in Electrical Engineering from Stevens Institute of Technology.

DR. SCHALK joined Industries in 1983. From 1990 through the date of the Merger, he served as Chief Technical Officer of Industries and became Chief Technical Officer of the Company effective upon the Merger. Prior to joining Industries, Dr. Schalk was employed by Texas Instruments Incorporated, where he conducted speech research. Dr. Schalk received a Bachelor of Science with high honors in Electrical Engineering from the George Washington University and a Ph.D. in Biomedical Engineering from the Johns Hopkins University.

MS. TERRY joined Industries in 1983. From 1986 through the date of the Merger, she served as Controller and Corporate Secretary of Industries and became Vice President/Controller and Corporate Secretary of the Company effective upon the Merger. Prior to joining Industries, Ms. Terry worked in public accounting in Texas and California. Ms. Terry received a Bachelor of Business Administration degree from the University of Texas at Austin.

MR. CARTER joined Industries in 1994 and became Vice President of Sales and Marketing of the Company effective upon the Merger. Prior to joining Industries, Mr. Carter served as president of Neodata Services, Inc., a direct response marketing service company, from 1989 to 1993. Between leaving Neodata and joining the Company, Mr. Carter was self-employed as a business consultant in direct marketing and business communications. Mr. Carter received a Bachelor of Commerce from Concordia University.

MR. BRUCE joined the Company as Vice President of Software Development in June 1995. From 1994 until he joined the Company, Mr. Bruce served as vice president of development for Data Parallel Systems, a developer of high-performance database management systems. From 1991 to 1994 he served as director of software for Truevision, a developer of multimedia and digital video products. Mr. Bruce received a Bachelor of Arts degree in Chemistry from Wesleyan University and a Master of Science degree in Chemistry from the University of Wisconsin.

MS. BENIGNUS joined the Company in October 1995 as Vice President of Administration. From August 1993 until she joined the Company, Ms. Benignus was employed by ColorTyme, Inc. where she first served as corporate field training manager and later as controller. Prior to her association with ColorTyme, Ms. Benignus served as vice president of human resources for Lehndorff USA Group, a national real estate investment firm, since 1988. Ms. Benignus earned a Bachelor of Business in Finance from Texas Tech University and a Master of Education in Counselor Education from the University of North Texas.

MR. TORKELSEN, who has been a director of the Company since 1986, is the founder, and has been the president, of Princeton Venture Research, Inc. ("PVR"), an investment banking and consulting firm in Princeton, New Jersey, since November 1984. Since 1985, Mr. Torkelsen has been a director of Mikros Systems Corporation of Princeton, New Jersey, a company which develops and manufactures specialty military microprocessors. Mr. Torkelsen has been president of PVR Securities, Inc., a private investment management banking firm located in Princeton, New Jersey, since 1987. Mr. Torkelsen received a B.S. degree in Chemical Engineering from Princeton University and an M.B.A. from Harvard University.

MR. GOODMAN, who has been a director of the Company since the Merger and was a director of Industries from 1986 until the Merger, has been president of Islander Sportswear, Inc. since March 1989 and is president of Melgood Investments, Inc. Formerly, Mr. Goodman was chairman of ALC Communications Corporation, the parent company of Allnet Communications Services, a national long distance telephone company. He is licensed to practice law in the State of Illinois but is not actively practicing. Mr. Goodman received his J.D. from DePaul University (Chicago).

SIR JOHN LUCAS-TOOTH has been a director of the Company since 1990. Since September 1993, he has served as a director of Rupert Loewenstein Limited, a private investment company. For over five years he has been chairman and chief executive officer of Sixera Asia Ventures Ltd. and a supervisor of Japan Ventures Fund and Japan Asia Ventures Fund. These three entities concentrate in Southeast Asia investments. Since July 1993, he has been chairman of two mutual insurance companies, MAPIC Limited and SEPIA Limited, which specialize in indemnity insurance. Sir John Lucas-Tooth graduated from Oxford University with a degree in Physics and a post-graduate degree in Spectroscopy.

MR. ROBINSON, who has been a director of the Company since the Merger and was a director of Industries from 1986 until the Merger, has been president of Neal Robinson Investments, Inc., a private investment company, since 1984. Mr. Robinson was Chief Executive Officer of Industries from 1986 through 1989, and was Chairman of Industries from 1986 through 1990. Mr. Robinson is a partner in the Williamsburg, Virginia law firm of Spirn, Tarley, Robinson and Tarley. Mr. Robinson received a B.B.A. in Accounting from Spencerian College, an M.B.A. from the University of Dallas and a J.D. from the Marshall-Wythe School of Law of the College of William & Mary in 1992. Mr. Robinson is an attorney-at-law (Virginia) and a Certified Public Accountant (Texas).

All Directors are elected at each annual meeting. The current Board of Directors was formed upon the Merger and consists of three designees of Industries and two designees of Scott Instruments Corporation (the "Industries Designees" and the "Scott Designees," respectively). In connection with the Merger, the Company and twelve stockholders (the "Affiliated Stockholders"), including Messrs. Torkelsen, Robinson and Foster and Sir John Lucas-Tooth, entered into the Stockholders Agreement. It provides that, until January 1, 1997, (i) the Company will nominate the Industries Designees and the Scott Designees (or a successor appointed by the remaining Industries Designees or Scott Designees, as the case may be) for re-election and (ii) unless the Affiliated Stockholders own, in the aggregate, less than 10% of the outstanding Common Stock, they will vote for re-election of such persons. After the completion of this offering, the Affiliated Stockholders will beneficially own 28.6% of the outstanding shares of Common Stock (assuming the exercise of all options and warrants held by them).

Executive officers are elected by the Board at its annual meeting and serve at the discretion of the Board. Except as provided below, executive officers hold office until the next annual meeting or until their successors are elected.

During the first three quarters of 1994, the Company reimbursed travel expenses submitted by the directors who attended its meetings. Beginning in the fourth quarter of 1994, the Board changed its policy and elected to pay a flat fee of $1,750 (or $2,750 for international travelers) in lieu of actual expense reimbursement for meetings attended in person. The Board currently has three standing committees, the Compensation Committee, whose function is to establish salaries and incentives for directors and executive officers of the

Company, the Stock Option Committee, whose function is to establish option grants for officers and key employees, and the Audit Committee, whose function is to meet with the independent auditors of the Company.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and other executive officers earning in excess of $100,000 ("Named Executives") during 1994:

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                         ANNUAL COMPENSATION                COMPENSATION
                              ------------------------------------------    -------------
                                                            OTHER ANNUAL       AWARDS
                                      SALARY      BONUS     COMPENSATION       OPTIONS        ALL OTHER
  NAME/PRINCIPAL POSITION     YEAR      ($)        ($)          ($)         (# OF SHARES)    COMPENSATION
----------------------------  ----    -------     ------    ------------    -------------    ------------
Peter J. Foster.............  1992         --         --            --              --               --
President and CEO             1993         --         --            --              --               --
                              1994     61,673(1)  29,450(1)         --          39,181               --
E. Ray Cotten...............  1992      9,000         --            --              --               --
President and CEO(2)          1993    124,500         --            --          43,750(3)            --
                              1994    132,242         --            --          46,250(4)       134,800(5)
Marvin Preston IV...........  1992         --         --        98,500(7)       18,750(8)            --
CEO(6)                        1993         --         --       104,000(7)        3,750(9)            --
                              1994         --         --       101,466(7)       39,464(10)           --

---------------

 (1) Mr. Foster served as President and CEO of the Company from August 11, 1994, the date of the Merger, through the end of the year. Mr. Foster received no compensation from the Company during 1992 or 1993 during which time he was employed by Industries. The following compensation table reflects all amounts paid by Industries prior to the Merger and paid by the Company after the Merger:

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                       ANNUAL COMPENSATION               ------------
                                            -----------------------------------------       AWARDS
                                                                         OTHER ANNUAL      OPTIONS
                                                    SALARY     BONUS     COMPENSATION       (# OF
            NAME/PRINCIPAL POSITION         YEAR      ($)       ($)          ($)           SHARES)
     -------------------------------------  ----    -------    ------    ------------    ------------
     Peter J. Foster......................  1992    117,825     4,167        --              95,668(a)
     President and CEO                      1993    146,942    16,667        --             104,484
                                            1994    149,174    44,042        --              39,181

     (a) Includes options issued for shares of Industries common stock issued in conjunction with the cancellation of 84,893 options.

 (2) Mr. Cotten served as CEO of the Company from June 1, 1994 to August 11,
     1994.

 (3) Includes (i) warrants expiring in 1998 to purchase 11,250 shares of Common Stock at an exercise price of $7.76 to $8.00 and (ii) options to purchase 32,500 shares of Common Stock, which were subsequently canceled on February 1, 1994. See footnote 4 below.

 (4) Warrants expiring in 2004 to purchase 46,250 shares of Common Stock at an exercise price of $5.00 per share, which were issued in exchange for options to purchase 32,500 shares of Common Stock at $8.00 per share.

 (5) On July 12, 1994, the Company entered into a Separation Agreement with Mr. Cotten whereby Mr. Cotten's full-time service to the Company terminated on August 15, 1994. During the twelve months beginning August 16, 1994, Mr. Cotten received compensation in the amount of $134,800 and was available to provide consulting services to the Company for up to twenty hours per month. In addition, Mr. Cotten agreed not to engage in any business that is in direct competition with the business of the Company during this twelve month period. Mr. Cotten received medical, life and disability insurance benefits for a one year period and is entitled to receive medical insurance benefits for an additional two year period.

 (6) Mr. Preston served as CEO of the Company from May 1987 to June 1, 1994.

 (7) Consulting fees paid at the rate of $1,000 per day.

 (8) Warrants expiring in 1997 to purchase 18,750 shares of Common Stock at an exercise price of $13.00 per share. On May 31, 1994 the exercise price was adjusted to $4.00 per share. See footnote (10) below.

 (9) Warrants expiring in 1998 to purchase 3,750 shares of Common Stock at an exercise price of $8.00 per share. On May 31, 1994 the exercise price was adjusted to $4.00 per share. See footnote (10) below.

(10) Includes warrants expiring in 2003 to purchase 3,750 shares of Common Stock at an exercise price of $4.00 per share and 35,714 previously issued warrants expiring in 1995 through 1998 which were repriced on May 31, 1994.

Thomas B. Schalk did not receive compensation from the Company in excess of $100,000 during 1994. If amounts paid in 1994 by Industries and the Company were aggregated, Dr. Schalk would have earned in excess of $100,000. The following compensation table reflects all amounts paid by Industries prior to the Merger and paid by the Company after the Merger to Dr. Schalk:

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                   ANNUAL COMPENSATION               ------------
                                        -----------------------------------------       AWARDS
                                                                     OTHER ANNUAL      OPTIONS
              NAME/PRINCIPAL                    SALARY     BONUS     COMPENSATION       (# OF
                 POSITION               YEAR      ($)       ($)          ($)           SHARES)
    ----------------------------------  ----    -------    ------    ------------    ------------
                                        1992     81,870     4,000        --              79,701(1)
    Thomas B. Schalk..................  1993     96,343    15,000        --              22,856
    Chief Technical Officer...........  1994    100,805    14,375        --              39,181

---------

(1) Includes options issued for shares of Industries common stock issued in conjunction with the cancellation of 76,730 options.

The following table sets forth certain information concerning options and warrants granted during 1994 to the Named Executives and Dr. Schalk:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                 INDIVIDUAL GRANTS
                                         -----------------------------------------------------------------
                                                               % OF TOTAL
                                                                OPTIONS
                                                                GRANTED         EXERCISE OR
                                         OPTIONS GRANTED      TO EMPLOYEES      BASE PRICE      EXPIRATION
                 NAME                     (# OF SHARES)      IN FISCAL YEAR      ($/SHARE)         DATE
---------------------------------------  ---------------     --------------     -----------     ----------
Peter J. Foster........................       39,181(1)            11%            $ 3.375        10/7/2004
President and CEO
E. Ray Cotten..........................       46,250(2)            32%(3)         $  5.00         2/1/2004
President and CEO
Marvin Preston IV......................        3,750(4)             3%(3)         $  5.00         2/1/2004
CEO                                           10,714(5)             7%(3)         $  4.00        6/21/1995
                                               2,500(5)             2%(3)         $  4.00       10/21/1996
                                              18,750(5)            13%(3)         $  4.00       10/19/1997
                                               3,750(5)             3%(3)         $  4.00        7/27/1998
Thomas B. Schalk.......................       39,181(1)            11%            $ 3.375        10/7/2004
Chief Technical Officer

---------

(1) Options vest at a rate of 25% per annum beginning 10/7/95.

(2) Warrants expiring in 2004 in exchange for the cancellation of 32,500 options.

(3) Percent reflects percent of warrants issued to employees and Named
     Executives.

(4) Warrants expiring in 2004 issued to Mr. Preston.

(5) On May 31, 1994 the exercise price for 35,714 warrants to purchase the Company's Common Stock with exercise prices ranging from $7.00 to $13.00 was adjusted to $4.00 per share. The expiration dates were not modified.

The following table summarizes options and warrants exercised during 1994 and presents the value of unexercised options held by the Named Executives and Dr. Schalk at fiscal year end:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                               VALUE OF
                                                                      NUMBER OF              UNEXERCISED
                                                                     UNEXERCISED             IN-THE-MONEY
                                                                      OPTIONS AT              OPTIONS AT
                                                                   FISCAL YEAR END         FISCAL YEAR-END
                                            SHARES       VALUE      (# OF SHARES)                ($)
                                          ACQUIRED ON   REALIZED   EXERCISABLE(E)/         EXERCISABLE(E)/
                   NAME                   EXERCISE(#)     ($)      UNEXERCISABLE(U)        UNEXERCISABLE(U)
-----------------------------------------------------   --------   ----------------        ----------------
Peter J. Foster...........................      --          --          142,047(E)             $279,765(E)
                                                                         62,445(U)             $ 42,892(U)
E. Ray Cotten.............................      --          --           57,500(1)(E)                --
Marvin Preston IV.........................      --          --           39,461(1)(E)                --
Thomas B. Schalk..........................      --          --           81,333(E)             $164,840(E)
                                                                         60,405(U)             $ 39,131(U)

---------

(1) Represents warrants to purchase Common Stock of the Company.

EMPLOYMENT AGREEMENTS

The Company has entered into an employment agreement with Peter J. Foster providing that Mr. Foster will serve as President and Chief Executive Officer until June 18, 1997, which agreement shall be extended for one additional one-year period unless either the Company or Mr. Foster notifies the other party of an intention to terminate the agreement 30 days prior to the end of the present term. Mr. Foster receives an annual salary of $157,000, plus an annual bonus of $27,500 and an unaccountable discretionary expense allowance of $27,500 annually. The agreement contains confidentiality and invention assignment provisions. The agreement also contains non-solicitation and non-competition provisions that extend for twenty-four months following the termination of Mr. Foster's employment; there can be no assurance regarding the enforceability of such provisions under Texas law. In the event that (i) Mr. Foster's employment is terminated without cause or he resigns as a result of a breach of the agreement by the Company, or (ii) Mr. Foster resigns under certain circumstances following a Change in Control (as defined) of the Company, Mr. Foster will be entitled to a lump-sum cash payment equal to 100% or 150%, respectively, of his annual aggregate compensation and any unused vacation time, and the period in which he can exercise stock options will be extended for one year. The Company agreed to indemnify Mr. Foster for losses sustained and expenses incurred as a result of the discharge of his duties, to the full extent permitted by law.

The Company has entered into an employment agreement with Dr. Thomas B. Schalk providing that Dr. Schalk will serve as Chief Technical Officer until June 18, 1997, which agreement shall be extended for one additional one-year period unless either the Company or Dr. Schalk notifies the other party of an intention to terminate the agreement 30 days prior to the end of the present term. Dr. Schalk receives an annual salary of $145,000, plus a performance bonus of up to $5,000 per calendar quarter based upon Dr. Schalk's exceptional achievements during the quarter as determined by the Compensation Committee of the Board of

Directors. The agreement contains confidentiality and invention assignment provisions. The agreement also contains solicitation and non-competition provisions that extend for twenty-four months following the termination of Dr. Schalk's employment; there can be no assurance regarding the enforceability of such provisions under Texas law. In the event that (i) Dr. Schalk's employment is terminated without cause or he resigns as a result of a breach of the agreement by the Company, or (ii) Dr. Schalk resigns under certain circumstances following a Change in Control (as defined) of the Company, Dr. Schalk will be entitled to a lump-sum cash payment equal to 150% of his annual aggregate compensation and any unused vacation time, and the period in which he can exercise stock options will be extended for one year. The Company agreed to indemnify Dr. Schalk for losses sustained and expenses incurred as a result of the discharge of his duties, to the full extent permitted by law.

                       PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of November 30, 1995, with respect to (i) each person known by the Company to be the beneficial owner of more than 5% of outstanding Common Stock; (ii) shares of Common Stock beneficially owned by Named Executives and Dr. Schalk, and (iii) each current director and by all current directors and executive officers of the Company as a group (10 persons at such date).

In addition to the 1,000,000 shares of Common Stock being offered hereby for the account of the Company, the following shares of Common Stock are being offered hereby for the account of the security holders named in the table below and indicated as offering shares hereby (all security holders named in such table and indicated as offering shares are referred to as the "Selling Stockholders"):
(i) 204,316 currently outstanding shares held by certain of the Selling Stockholders and (ii) 91,453 shares that will be issued to certain Selling Stockholders prior to completion of the offering upon the exercise of options or warrants (as described under "--Exercise of Options and Warrants"). In addition, there are being offered hereby 914,231 shares (the "Option Shares") that will be issued to the Underwriters prior to completion of this offering upon exercise by them of the Options that will be sold by a certain Selling Stockholder to them prior to completion of the offering (as described below under "-- Sale of Options").

Based upon information currently available to the Company, the table below also sets forth with respect to each Selling Stockholder as of November 30, 1995: (i) the number of shares of Common Stock currently beneficially owned by such Selling Stockholder (including (a) options or warrants beneficially owned by such Selling Stockholder, some or all of which may be exercised by such Selling Stockholder prior to completion of this offering, or (b) Options to be sold by such Selling Stockholder to the Underwriters), (ii) the number of shares of Common Stock to be sold in the offering for the account of such Selling Stockholder, or the number of Option Shares to be sold in the offering that will be issued to the Underwriters upon exercise by them of Options being sold to them by such Selling Stockholder and (iii) the shares of Common Stock that will be beneficially owned by such Selling Stockholder immediately upon completion of the offering. The table below also indicates by footnote reference or otherwise any material relationship which a Selling Stockholder has had with the Company during the preceding three years.

                                                                        NUMBER OF
                                        BENEFICIAL OWNERSHIP         SHARES OFFERED         BENEFICIAL OWNERSHIP
                                       PRIOR TO THE OFFERING      ---------------------      AFTER THE OFFERING
                                       ----------------------      SHARES       OPTIONS     ---------------------
      NAME OF BENEFICIAL OWNER          NUMBER        PERCENT     OWNED(1)      SHARES(2)    NUMBER       PERCENT
-------------------------------------  ---------      -------     ---------     -------     ---------     -------
(i) Certain Beneficial Owners
Dialogic Investment Corporation
1515 Route 10
Parsippany, NJ 07054.................  2,408,033(3)    36.7%         85,769     914,231     1,408,033       18.1%
(ii) Directors and Named
Executive Officers:
John B. Torkelsen....................    290,631(4)     6.6%             --          --       290,631        4.4%
John Lucas-Tooth.....................     63,660(5)     1.5%         12,589          --        51,071           *
Peter J. Foster......................    540,432(6)    11.3%        105,958          --       434,474        6.4%
Neal J. Robinson.....................    450,304(7)     9.8%             --          --       450,304        6.6%
Melvyn J. Goodman....................    244,920(8)     5.6%             --          --       244,920        3.7%
Thomas B. Schalk.....................    111,807(9)     2.5%                     22,361        89,396        1.4%
E. Ray Cotten........................     58,678(10)    1.3%             --          --        58,678           *
Marvin Preston IV....................     43,075(11)    1.0%             --          --        43,075           *
(iii) All Current Directors and
  Executive Officers as a group (10
  persons)...........................  1,760,344(12)   32.9%        118,547      35,203     1,606,594       29.7%
(iv) Selling Stockholders Not
  Included Above:
Melanie Watson(13)...................     12,500           *                     12,500             0          --
Brian Scott(13)......................     43,750        1.0%                     43,750             0          --

---------

 *   Less than one percent

 (1) Represents with respect to a Selling Stockholder the shares that will be held by such Selling Stockholder prior to completion of this offering and sold for the account of the Selling Stockholder in the Offering.

 (2) Represents with respect to a Selling Stockholder the number of Option Shares to be sold in this offering that will be issued to the Underwriters upon exercise by them of Options to be sold to them by such Selling Stockholder. See "--Sale of Options."

 (3) Includes 914,231 shares of Common Stock issuable upon exercise of options and 1,290,915 shares of Common Stock issuable upon the conversion of debt and accrued interest through November 30, 1995.

 (4) Includes 41,000 shares held by Mr. Torkelsen's wife, as to which Mr. Torkelsen disclaims beneficial ownership. Includes warrants for 39,241 shares issued to Mr. Torkelsen or PVR, of which Mr. Torkelsen is the president and sole stockholder.

 (5) Includes warrants for 51,071 shares of Common Stock.

 (6) Includes 23,307 shares held by Mr. Foster's wife, as to which Mr. Foster disclaims beneficial ownership and 19,590 shares held in trust for Mr. Foster's minor children. Includes 361,056 shares issuable upon exercise of vested options.

 (7) Includes 211,060 shares which may be issued upon exercise of options and 30,000 shares issuable upon exercise of warrants.

 (8) Includes 26,121 shares which may be issued upon exercise of options and 30,000 shares issuable upon exercise of warrants.

 (9) Includes 100,924 shares issuable upon exercise of vested options.

(10) Includes warrants for 57,500 shares of Common Stock.

(11) Includes 500 shares held by Mr. Preston's wife, as to which Mr. Preston disclaims beneficial ownership, and warrants for 28,750 shares of Common Stock.

(12) Includes 862,033 shares issuable upon exercise of vested options, and the warrants described in footnotes (4), (5), (7), and (8) above.

(13) Prior to the Merger, which occurred on August 11, 1995, Ms. Watson served as the Company's Secretary and Controller and Dr. Scott served as the Company's Vice Chairman and Executive Vice President.

EXERCISE OF OPTIONS AND WARRANTS

Prior to completion of the offering, certain Selling Stockholders will exercise options and warrants for an aggregate of 91,453 shares of Common Stock and will sell such shares in the offering. The Company will receive an aggregate of $312,974 in connection with the exercise of such options and warrants.

SALE OF OPTIONS

The Selling Stockholder who, in the table above, is indicated as offering Option Shares will sell to the Underwriters prior to completion of the offering, and the Underwriters will purchase from such Selling Stockholder, the options relating to the Options Shares indicated with respect to such Selling Stockholder (all such options being referred to as the "Options"). The purchase
price to be paid by the Underwriters for each Option will equal $       minus
the per share exercise price required to be paid pursuant to the terms of such Option. The Underwriters will, prior to completion of the offering, exercise all Options purchased and sell the Option Shares acquired upon such exercise in the offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DIALOGIC RELATIONSHIP

Through Dialogic Investment Corporation, a wholly owned subsidiary, Dialogic holds (i) 202,887 shares of Common Stock, (ii) a convertible note issued by the Company in the principal face amount of $1,161,798.90, bearing interest at a rate of prime plus 2% (the "Note") and (iii) options to purchase, at any time prior to December 31, 1998, 914,231 shares of VCS Common Stock at a per share exercise price of $.62 (the

"Options"). Pursuant to an agreement with the Company, the Options were earned by Dialogic during 1991, 1992 and 1993 when its purchases of Industries' products exceeded certain predetermined targets. Because the exercise price of the Options when earned exceeded the fair market value of Industries' stock (which at the time was not publicly traded), no part of the value of these Options was recorded as a cost of sales in the year in which they were earned. In connection with this offering, Dialogic will (i) sell 85,769 shares of Common Stock and (ii) sell the Options to the Underwriters who will exercise such Options and sell the shares of Common Stock issued thereby. Upon completion of this offering, Dialogic will beneficially own approximately 18% of the outstanding shares of the Company. The Company has granted Dialogic "piggyback" registration rights until December 31, 1998 with respect to all shares of capital stock it acquires from the Company. Dialogic has agreed that, other than in connection with the offering, it will not sell or otherwise dispose of any shares of Common Stock for 180 days following the offering. See "Principal and Selling Shareholders" and "Underwriting."

The outstanding principal and all accrued but unpaid interest under the Note is convertible into Common Stock by Dialogic, at any time prior to January 1, 1997, at a price of approximately $.92 per share. Interest is payable annually; the principal is not prepayable. The Note is secured by a Loan and Security Agreement which grants Dialogic a security interest in the use of the Company's non-exclusive technology and products (i.e., technology that was not developed by the Company for a specific customer under a contract giving such customer a proprietary interest in such technology) and requires VCS to use its best efforts to cause one designee of Dialogic to be elected to the Company's Board of Directors. In the event Dialogic notifies VCS that it does not wish its designee to serve on the VCS Board, then, until the Note is fully paid, VCS shall invite a Dialogic designee to each meeting of the VCS Board and of each committee thereof, and to each meeting of VCS's shareholders. VCS is required to provide Dialogic the same information as the information which any director of VCS receives or is entitled to receive. Dialogic has elected to have a designee attend Board and committee meetings but not serve as a director. The Company has also agreed in the Loan and Security Agreement that Dialogic will have unlimited access to all of its non-exclusive technology and products on a "most favored customer" basis until December 31, 2003, subject to extension through December 31, 2008. This obligation is also secured by the security interest in the use of the Company's non-exclusive technology and products. The Company has agreed to escrow its source code in order to assure access to such technology.

ISSUANCE OF OPTIONS AND WARRANTS

On February 1, 1994, ten year warrants to purchase Common Stock at a price of $5.00 per share (the closing sale price of Common Stock on such date) were granted to the following individuals: Ralph Hulbert (a former director), 12,500; Sir John Lucas-Tooth, 12,500; Marvin Preston IV, 3,750; E. Ray Cotten (a former officer), 46,250; Brian L. Scott (a former officer and director), 43,750; Melanie Watson (a former officer), 12,500; and Henry M. Carr (a former officer), 3,750. The warrants provide the holder of the shares issued thereunder with certain piggyback registration rights. In connection with the issuance of these warrants, options (at exercise prices ranging from $7.76 to $8.00 per share) to purchase Common Stock for E. Ray Cotten (32,500), Brian L. Scott (39,285) and Melanie Watson (6,496) were canceled.

On May 31, 1994, simultaneously with Marvin Preston IV's resignation as Chief Executive Officer and in recognition of his service to the Company, the Board agreed to adjust the exercise price of warrants held by him to purchase 35,715 shares of Common Stock from a weighted average price of $11.32 per share to $4.00 per share. Expiration dates of these warrants range from June 1995 to July 1998 and were not changed. The warrants provide that the holder of the shares issued thereunder has "piggyback" registration rights.

On October 7, 1994, the Company granted options to purchase Common Stock of the Company at a price of $3.375 per share to the following officers: Larry Carter, 65,302 options, Peter Foster and Thomas B. Schalk, 39,181 options each, and Kim Terry, 20,897 options. All options vest at a rate of 25% per annum beginning October 7, 1995. In addition, the Company granted Melvyn J. Goodman, Sir John Lucas-Tooth, Neal J. Robinson and John B. Torkelsen each the right to purchase for one cent ($.01) warrants to purchase up to 30,000 shares of the Company's Common Stock at a price of $3.375 per share. Mr. Torkelsen purchased his warrants from the Company on February 27, 1995. Melvyn Goodman purchased his warrants from the

Company on April 10, 1995, and Neal Robinson purchased his warrants from the Company on November 30, 1995.

On July 10, 1995, the Company granted Everett Bruce options to purchase 45,000 shares of Common Stock at a price of $3.00 per share. This option vests ratably over four years of continuous employment.

On October 4, 1995, the Company granted Peter Foster options to purchase 50,000 shares of Common Stock and Marietta Benignus options to purchase 12,000 shares of Common Stock at a price of $5.375 per share. These options vest ratably over four years of continuous employment.

Certain of the holders of options and warrants described above are Selling Stockholders in the offering. See "Principal and Selling Stockholders" and "Underwriting."

OTHER TRANSACTIONS

In 1992, Brian Scott exercised options to purchase 35,715 shares of Common Stock at an exercise price of $7.00 per share, for cash and a note in the amount of $193,302. Interest on the note was at the rate of 6% per annum. The note was collateralized by shares of the Company's Common Stock purchased and originally matured June 10, 1993. On February 1, 1994, the maturity date of the note was retroactively extended until June 10, 1994. The outstanding balance at March 31, 1994, was $170,100. In April 1994, the Company agreed to cancel the note in exchange for the collateral on the note of 24,300 shares of Common Stock. The Company also agreed to forgive the unpaid interest on the note in the amount of $12,308.

In 1993, John Torkelsen and Sir John Lucas-Tooth exercised warrants to purchase a total of 11,385 shares of Common Stock at an exercise price of $7.00 per share. At March 31, 1994, non interest bearing receivables of $79,695 were recorded related to the exercise of these warrants. On June 1, 1994, these non interest bearing receivables were converted into promissory notes with interest rates of 6% per annum and with principal and interest due on June 30, 1996.

In January 1994, the Company agreed to pay PVR, of which Mr. Torkelsen is the President, the sum of $376,500 and $111,000 for investment banking service fees and expenses, respectively, incurred and accrued prior to December 31, 1993. These amounts were paid to PVR by the Company on June 2, 1994.

In March 1994, the Company sold in a private placement 225,000 shares of its Common Stock for $5.00 per share, which resulted in cash proceeds to the Company of $1,125,000 (of which $375,000 was paid as of March 31, 1994, $712,500 was paid on June 2, 1994 and the balance of $37,500 was paid in June 1994). John Torkelsen purchased 142,500 shares for $712,500, Marvin Preston purchased 12,000 shares for $60,000, and Sir John Lucas-Tooth purchased 7,500 shares for $37,500. The Company agreed to file a registration statement under the Securities Act covering the resale of shares of Common Stock issued in the private placement.

In June 1994, the Company sold in a private placement 30,461 shares of its Common Stock for $4.00 per share, which resulted in cash proceeds to the Company of $121,845. Ralph Hulbert purchased 2,500 shares in the private placement. The Company agreed to file a registration statement under the Securities Act covering the resale of shares of Common Stock issued in the private placement.

On June 2, 1994, the Company paid PVR $230,000 in legal and other expenses incurred in the fourth quarter of 1993 and the first quarter of 1994 previously paid by PVR on behalf of the Company. On January 19, 1995, the Company paid PVR $50,966 for legal fees incurred in the second and third quarter of 1994 previously paid by PVR on behalf of the Company. Mr. Torkelsen, the Company's Chairman, is the president of PVR.

On July 12, 1994, the Company entered into a Separation Agreement with E. Ray Cotten whereby Mr. Cotten's full-time service to the Company terminated on August 15, 1994. During the twelve months beginning August 16, 1994, Mr. Cotten received compensation in the amount of $134,800. He was available to provide consulting services to the Company for up to twenty hours per month and agreed not to engage in any business that is in direct competition with the business of the Company during that period. Mr. Cotten also received medical, life, and disability insurance benefits for a one year period, and medical insurance benefits will be provided for an additional two year period.

On September 20, 1994, Dialogic converted accrued but unpaid interest due on its convertible Note in the amount of $99,286 into 108,060 shares of the Company's Common Stock. On September 20, 1995, Dialogic converted accrued but unpaid interest due on its convertible Note in the amount of $123,787 into 134,727 shares of the Company's Common Stock.

On October 7, 1994, the Company renewed and extended the convertible note originally issued by Industries to Peter J. Foster on the same terms and conditions except that the maturity date was changed to August 1, 1995. On August 1, 1995, Peter J. Foster converted his convertible note into 50,633 shares of Common Stock.

During 1994, Dialogic purchased products from Industries and the Company at a cost of $2,796,974.

In July 1995 and November 1995, the Company extended the terms of Dr. Schalk's and Mr. Foster's employment agreements, respectively, through June 18, 1997.

In October 1995, Neal J. Robinson exercised 63,307 options of the Company for $170,929, and Melvyn J. Goodman exercised 63,306 options of the Company for $170,926.

                          DESCRIPTION OF CAPITAL STOCK

Upon consummation of this offering, the Company's authorized capital stock will consist of 20,000,000 shares of Common Stock, par value $.01 per share, and 300,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which 6,349,965 shares of Common Stock and no shares of Preferred Stock will be issued and outstanding. All of the issued and outstanding shares of Common Stock will be fully paid and nonassessable. In addition, upon consummation of the offering there will be reserved for issuance 2,809,436 shares of Common Stock issuable upon the exercise of outstanding options or warrants or the conversion of a convertible note.

The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and By-laws, as amended (the "By-laws"), copies of which have been filed or incorporated as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

Each issued and outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. The Company's Certificate of Incorporation does not permit cumulative voting of shares in the election of directors or preemptive rights to stockholders to acquire additional shares, obligations, warrants or other securities of the Company. The Certificate of Incorporation makes no provision for subscription or conversion rights, redemption privileges, or sinking funds with respect to shares of Common Stock. Upon any liquidation, dissolution or winding up of the affairs of the Company, holders of Common Stock are entitled to receive pro rata all of the assets available for distribution to stockholders, after payment of any liquidation preference on any preferred stock outstanding at the time. Subject to rights of holders of preferred stock, dividends on Common Stock may be paid if, as and when declared by the Company's Board of Directors out of funds legally available therefor. The Company has never paid cash or other dividends on shares of Common Stock and does not expect to pay any dividends in the foreseeable future.

PREFERRED STOCK

The Board of Directors may issue up to 300,000 shares of preferred stock in series by adoption of a resolution or resolutions providing for the issue of series of preferred stock. Each series of preferred stock will have such distinctive designation or title as may be fixed by the Board of Directors of the Company prior to the issuance of any shares thereof. Upon issuance, each series will have those voting powers if any, and those preferences and relative, participating, optional or other special rights, with such qualifications, limitation or restrictions of those preferences or rights, as stated in such resolution or resolutions providing for the issue of such series of preferred stock. No preferred stock is currently outstanding.

OUTSTANDING OPTIONS AND WARRANTS

Following the offering, there will be outstanding options to purchase 1,250,039 shares of Common Stock at prices ranging from $1.15 to $5.38 per share, with a weighted average exercise price of $2.22 per share. In addition, there will be outstanding warrants to purchase 268,482 shares of Common Stock at prices ranging from $4.00 to $8.00 per share, with a weighted average exercise price of $4.71 per share. There will also be a convertible note, in the principal amount of $1,161,798, convertible into shares of Common Stock at a price of approximately $.92 per share.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). The DGCL provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in
Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.

The Company's By-laws, as amended, provide that directors, trustees, officers, employees and agents of the Company will be indemnified against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, if they acted in good faith and in a manner they reasonably believed to be in the best interests of the Company.

The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANTI-TAKEOVER PROVISIONS

Pursuant to a Stockholders Agreement, certain individuals and institutions that will beneficially own, in the aggregate, approximately 28.6% of the outstanding Common Stock after the consummation of the offering (assuming that the Underwriters over-allotment option is not exercised) have agreed to vote their shares of Common Stock for the election of the current directors (or replacement nominees) until January 1, 1997. See "Management." This agreement could make a merger, tender offer or proxy contest involving the Company more difficult, even if such events would be beneficial to the interests of stockholders.

The Company, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203. In general,
Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although

Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

As described above, the Company's Certificate of Incorporation, as amended, permits shares of preferred stock to be issued in the future without further stockholder approval and upon such terms as the Board of Directors of the Company may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Although providing desirable flexibility in connection with possible acquisitions and other corporate purposes, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding capital stock. The Company has no present plan to issue any shares of preferred stock.

TRANSFER AGENT

The transfer agent and registrar for the Common Stock is Chemical Shareholders Services Group, Inc., Dallas, Texas.

                                  UNDERWRITING

The underwriters of this offering of Common Stock (the "Underwriters"), for whom First Albany Corporation ("First Albany") and First Analysis Securities Corporation are serving as representatives, have agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part): (i) to purchase certain Options from a Selling Stockholder (as described under "Principal and Selling Stockholders--Sale of Options") and (ii) to purchase from the Company, the Selling Stockholders and by exercise of such Options the number of shares of Common Stock set forth opposite their respective names below:

                                                                              NUMBER OF
                                                                              SHARES OF
                                  UNDERWRITER                                COMMON STOCK
    ------------------------------------------------------------------------ ------------

                                                                             ------------
              Total.........................................................
                                                                             ===========

The Underwriting Agreement provides that the obligations of the Underwriters to purchase shares of Common Stock are subject to certain conditions, and that if any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

The Company has been advised that the Underwriters propose to offer the shares of Common Stock (including the Option Shares acquired upon exercise of the Options) directly to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the Underwriters) at such public offering price less a concession not in
excess of $          per share. The Underwriters may allow, and the selected
dealers may reallow, a concession not in excess of $          per share to
certain other brokers and dealers. After the public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

Purchasers of the shares offered pursuant to this offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

The Company and Dialogic Investment Corporation, a wholly owned subsidiary of Dialogic and a Selling Stockholder, have granted to the Underwriters an option to purchase up to an additional 181,500 shares and 150,000 shares of Common Stock, respectively, at the public offering price, less the underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. The options may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Underwriters may be required to make in respect thereof other than from liabilities created by information provided by the Underwriters.

All of the executive officers and directors of the Company and the Selling Stockholders have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of Common Stock during the period of 180 days after the date of this Prospectus without the prior written consent of First Albany. The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any share of Common Stock or any securities convertible into or exchangeable for Common Stock or any rights to acquire Common Stock (except pursuant to the exercise of outstanding options or other rights to acquire Common Stock or with respect to options granted under the Company's employee stock option plans) for a period of 180 days after the date of this Prospectus without the prior written consent of First Albany.

                                    EXPERTS

The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                  CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

Ernst & Young served as independent accountant for Scott Instruments Corporation for the years ended December 31, 1992 and 1993. On August 15, 1994, the Company's Board of Directors, in connection with the change in control of the Registrant following the Merger, selected BDO Seidman, LLP, to serve as its independent accountant with respect to the year ending December 31, 1994. The Board of Directors failure to select Ernst & Young as the Company's independent accountants constitutes their being "dismissed" as such term is used in Item 304 of Regulation S-B, under the Securities Act of 1933, as amended.

Ernst & Young's reports on the Company's financial statements for the years ended December 31, 1992 and 1993, did not contain an adverse opinion or disclaimer of opinion and were not qualified as to audit scope or accounting principles. Ernst & Young's reports for 1992 and 1993, however, did disclose the uncertainty surrounding the Company's continuation as a going concern. The Company did not have any disagreement with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its report.

                                 LEGAL MATTERS

Certain legal matters in connection with the legality of the shares of Common Stock offered hereby will be passed upon for the Company by Dickinson, Wright, Moon, Van Dusen & Freeman, Chicago, IL. Certain legal matters will be passed upon for the Underwriters by Goodwin, Procter & Hoar, Boston, MA.

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 as amended (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at certain of the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 75 Park Place, New York, New York 10007; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

The Company's Common Stock is listed on the American Stock Exchange/Emerging Company Marketplace under the symbol VPS.EC. Reports and other information concerning the Company can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The Company has applied for listing in the Nasdaq National Market and contemplates that the Common Stock will be listed thereon following the offering. Filings with the Nasdaq National Market can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the shares of Common Stock offered hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

The Company will provide copies of the above listed documents including financial statements and schedules but not including exhibits, at no charge to each person to whom a Prospectus is delivered, upon receipt of a written request of such person addressed to the attention of Investor Relations, at Voice Control Systems, Inc., 14140 Midway Road, Suite 100, Dallas, Texas 75244. Copies of any exhibit to the above documents will be furnished upon the payment of a reasonable fee.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors Report............................................................ F-2
Balance Sheets at December 31, 1994 and 1993........................................... F-3
Statements of Operations for Each of the Three Years in the Period Ended December 31,
  1994................................................................................. F-4
Statements of Stockholders' Equity for Each of the Three Years in the Period Ended
  December 31, 1994.................................................................... F-5
Statements of Cash Flow for Each of the Three Years in the Period Ended December 31,
  1994................................................................................. F-6
Notes to Financial Statements.......................................................... F-7
Balance Sheet at September 30, 1995.................................................... F-15
Statements of Operations for the Nine Months Ended September 30, 1995 and 1994......... F-16
Statements of Cash Flows for the Nine Months Ended September 30, 1995 and 1994......... F-17
Notes to Financial Statements.......................................................... F-18

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Voice Control Systems, Inc.
Dallas, Texas

We have audited the accompanying balance sheets of Voice Control Systems, Inc. as of December 31, 1994 and 1993, and the related statements of operations, capital deficit, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voice Control Systems, Inc. at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                                   /s/  BDO SEIDMAN, LLP

February 2, 1995

                          VOICE CONTROL SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
ASSETS
Current assets:
  Cash and cash equivalents........................................ $ 1,075,527     $   996,772
  Accounts receivable (net of $35,000 allowance for doubtful accounts
     in 1994)......................................................     920,820       1,394,254
  Assets held for sale (Notes 2 and 12)............................     150,000              --
  Inventory (Note 4)...............................................     286,273         219,317
  Prepaid expenses.................................................      87,075          59,571
                                                                    -----------     -----------
          Total current assets.....................................   2,519,695       2,669,914
Net property and equipment (Note 5)................................     484,097         240,779
Other assets.......................................................      25,770          16,055
                                                                    -----------     -----------
                                                                    $ 3,029,562     $ 2,926,748
                                                                    ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
  Convertible debentures-related party (Note 6).................... $   200,000     $   380,000
  Accounts payable and accrued expenses (Note 7)...................     481,800         363,865
  Deferred revenue.................................................      56,250          12,500
  Current portion of long-term debt (Note 6 and 12)................     108,857              --
                                                                    -----------     -----------
          Total current liabilities................................     846,907         756,365
Long term debt (Notes 3 and 6).....................................   1,174,607       1,161,799
                                                                    -----------     -----------
          Total liabilities........................................   2,021,514       1,918,164
                                                                    -----------     -----------
Commitments and contingencies (Note 10)
Stockholders' equity (Notes 2, 3, 6 and 8):
  Preferred stock; $1.00 par value; 300,000 shares authorized; none issued and outstanding Common stock, $.01 par value:
     Authorized shares -- 20,000,000 in 1994 and 35,000,000 in
     1993; Issued and outstanding shares -- 3,877,979 in 1994 and
     2,196,391 in 1993.............................................      38,780          21,964
  Paid-in capital..................................................   9,853,401       3,192,237
  Receivable from stockholders.....................................     (79,695)             --
  Deficit..........................................................  (8,804,438)     (2,205,617)
                                                                    -----------     -----------
          Total stockholders' equity...............................   1,008,048       1,008,584
                                                                    -----------     -----------
                                                                    $ 3,029,562     $ 2,926,748
                                                                    ===========     ===========

                See accompanying notes to financial statements.

                          VOICE CONTROL SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           1994            1993           1992
                                                        -----------     ----------     ----------
Sales (Note 11)........................................ $ 6,333,829     $7,052,239     $3,557,793
Cost of sales..........................................   1,643,519      2,051,490      1,210,040
                                                        -----------     ----------     ----------
  Gross profit.........................................   4,690,310      5,000,749      2,347,753
Costs and expenses:
  Research and development.............................   1,962,009      1,190,323        927,276
  Selling, general and administrative..................   2,933,801      1,673,017        936,950
  Acquired R&D/Goodwill (Note 2).......................   6,251,761             --             --
  Interest, to affiliates (Note 6).....................     141,560        159,517        207,047
                                                        -----------     ----------     ----------
          Total costs and expenses.....................  11,289,131      3,022,857      2,071,273
                                                        -----------     ----------     ----------
Net income (loss) before taxes.........................  (6,598,821)     1,977,892        276,480
                                                        -----------     ----------     ----------
Income taxes (Note 9)..................................          --         98,000             --
                                                        -----------     ----------     ----------
Net income (loss)...................................... $(6,598,821)    $1,879,892     $  276,480
                                                        ===========     ==========     ==========
Net income (loss) per share:
  Primary.............................................. $     (2.29)    $      .82     $      .15
                                                        ===========     ==========     ==========
  Fully diluted........................................ $     (2.29)    $      .52     $      .15
                                                        ===========     ==========     ==========
Weighted average outstanding shares:
  Primary..............................................   2,881,195      2,291,558      1,880,017
                                                        ===========     ==========     ==========
  Fully diluted........................................   2,881,195      3,750,075      1,880,017
                                                        ===========     ==========     ==========

                See accompanying notes to financial statements.

                          VOICE CONTROL SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   NOTE
                           COMMON       STOCK      PAID-IN      RECEIVABLE
                            STOCK      DOLLARS     CAPITAL      FROM S/HS       DEFICIT         TOTAL
                          ---------    -------    ----------    ----------    -----------    -----------
Balance, January 1, 1992
  (Note 2)............... 1,880,017    $18,800    $2,904,510     $      --    $(4,361,989)   $(1,438,679)
Net Income...............        --         --            --            --        276,480        276,480
                          ---------    -------    ----------      --------    -----------    -----------
Balance, December 31,
  1992................... 1,880,017     18,800     2,904,510            --     (4,085,509)    (1,162,199)
Issuance of shares in
  exchange for
  Convertible Debt (Note
  6).....................   316,048      3,161       287,230            --             --        290,391
Exercised options........       326          3           497            --             --            500
Net income...............        --         --            --            --      1,879,892      1,879,892
                          ---------    -------    ----------      --------    -----------    -----------
Balance, December 31,
  1993................... 2,196,391     21,964     3,192,237            --     (2,205,617)     1,008,584
Acquisition of Scott
  Instruments (Note 2)... 1,481,194     14,812     6,314,883       (79,695)            --      6,250,000
Issuance of shares in
  exchange for
  Convertible Debt (Note
  6).....................   154,057      1,541       279,471            --             --        281,012
Exercised options........    46,337        463        66,810            --             --         67,273
Net loss.................        --         --            --            --     (6,598,821)    (6,598,821)
                          ---------    -------    ----------      --------    -----------    -----------
Balance, December 31,
  1994................... 3,877,979    $38,780    $9,853,401     $ (79,695)   $(8,804,438)   $ 1,008,048
                          =========    =======    ==========      ========    ===========    ===========

              See accompanying notes to the financial statements.

                          VOICE CONTROL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                              1994         1993        1992
                                                           ----------   ----------   ---------
Cash flows from operating activities:
  Net income (loss)......................................  $(6,598,821) $1,879,892   $ 276,480
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     R&D acquired........................................   3,060,000           --          --
     Write-off of goodwill and other assets acquired.....   2,942,814           --          --
     Depreciation and amortization.......................     284,147      101,624      84,160
     Provision for bad debts.............................      35,000           --          --
     Changes in operating assets and liabilities:
       Accounts receivable...............................     678,300   (1,089,548)    (60,884)
       Other assets......................................      (9,715)          --     (19,266)
       Prepaid expenses..................................       1,720      (42,612)      5,749
       Inventory.........................................      (5,528)     (62,517)    (24,879)
       Accounts payable and accrued expenses.............    (155,484)     237,841    (162,463)
       Deferred revenue..................................      32,350      (59,000)     71,500
                                                           ----------   ----------   ---------
Net cash provided by operating activities................     264,783      965,680     170,397
                                                           ----------   ----------   ---------
Net cash used in investing activities:
  Capital expenditures...................................    (240,376)    (137,804)    (99,228)
                                                           ----------   ----------   ---------
Cash flows from financing activities:
  Principal payments under capital lease obligations and
     notes payable.......................................     (12,925)    (195,795)    (30,718)
  Proceeds from exercise of employee stock options.......      67,273          500          --
                                                           ----------   ----------   ---------
Net cash provided by (used in) financing activities......      54,348     (195,295)    (30,718)
                                                           ----------   ----------   ---------
Net increase in cash and cash equivalents................      78,755      632,581      40,451
Cash and cash equivalents at beginning of year...........     996,772      364,191     323,740
                                                           ----------   ----------   ---------
Cash and cash equivalents at end of year.................  $1,075,527   $  996,772   $ 364,191
                                                           ==========   ==========   =========
Supplemental cash flows information
  Interest paid..........................................  $   41,788   $  163,215   $ 212,912
  Income taxes paid......................................      65,000       28,000
  Non Cash Investing and Financing Activities:
     Conversion of debt and accrued interest to 154,057
       and 316,048 shares of stock -- all issued to
       affiliates
       (Notes 3 and 6)...................................     281,012      290,391          --
     Acquisition of Scott in exchange for 1,481,194
       shares
       of stock..........................................  $6,250,000           --          --

                 See accompanying notes to financial statements

                          VOICE CONTROL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Presentation

Voice Control Systems, Inc. (the "Company") engages in the design of speech recognition systems which allow for the voice control of electronic machines and/or devices. The Company's revenues are historically derived from the design of voice control systems as value added features for products manufactured and marketed by others, both domestically and internationally. In addition to this source of revenue, the Company is currently marketing products on its own behalf, principally in the telecommunications industry.

Scott Instruments Corporation ("Scott") and VCS Industries, Inc. ("Industries") entered into an Agreement and Plan of Reorganization (the "Agreement"), approved on August 9, 1994 by each Company's stockholders of record, pursuant to which Industries was merged into Scott with Scott remaining as the surviving corporation. The acquisition was effective as of August 11, 1994. Scott's name was changed to Voice Control Systems, Inc. (the "Company"). The transaction was accounted for as a purchase with Industries acquiring Scott in a reverse acquisition. As a result of the purchase, Scott's assets were revalued to approximate fair market value (see Note 2).

Certain reclassifications have been made to conform prior years' data to the current presentation. Each share of Industries common stock was converted into and exchanged for 2.61209 (.65302 after the effect of the one-for-four reverse stock split) shares of Scott's common stock. In addition, unless otherwise noted, all share figures, option and warrant exercise prices have been adjusted to reflect the effects of the reverse stock split.

Property and Equipment

Property and equipment are recorded at cost. Additions and major improvements are capitalized while expenditures for maintenance and repairs are charged to expense when incurred. Depreciation is provided by the straight-line method over estimated useful lives ranging from three to five years.

Revenue Recognition

Other than for long-term contracts, revenue is generally recorded when products are shipped to customers. Warranty expense is insignificant.

Technology and prototype development revenue, derived from long-term contracts, is recognized when earned under the terms of the related contract. The intent of the contracts is to develop the application of the Company's technology to products to be manufactured and marketed by others. Such programs usually culminate in the delivery of a prototype unit. The contracts for such programs generally provide for the payment of a specified portion of the total fee at certain stages in the completion of the project, and sometimes provide for an advance payment at the commencement of the project. Accordingly, fees billed or received prior to the completion of the related stage of the project, and those subject to forfeiture in the event of a delay in project completion, are presented as deferred revenue in the accompanying balance sheets.

The Company also grants licenses to customers to use the Company's technologies in their products. Depending on the type of license, customers pay annual or one-time license fees. Licensees pay royalties to the Company based on the volume of products sold by the licensee utilizing the licensed technology. Royalty revenue is reported to the Company by licensees pursuant to contractual obligations, monthly or quarterly, and is recognized as revenue when reported by the customer.

Inventory

Inventory consists of speech recognition products and raw materials used in the construction of speech recognition products. Inventory is stated at the lower of cost or market value. Cost is determined on a first-in, first-out basis.

                          VOICE CONTROL SYSTEMS, INC.

Income Taxes

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). In 1992, the Company accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 96, Accounting for Income Taxes.

Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Adoption of SFAS No. 109 had no material effect on the financial statements (see Note 9).

Earnings Per Share

Net income (loss) per share is based on the weighted average number of shares of common stock outstanding. Options, warrants and conversion rights to acquire stock are included as common stock equivalents, when dilutive, using the treasury stock method. Primary earnings per share is calculated by measuring dilution applicable to common stock equivalents based on the average share value for the period, while fully diluted earnings per share measures dilution based on the share value at the end of the period and assumes the conversion of the convertible debt due to a customer. Earnings per share in 1993 and 1992 have been adjusted to reflect the stock splits described in Note 2.

Cash Flows

For purposes of the statement of cash flows, the Company considers money market instruments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company sells products and licenses technology to customers in diversified industries. A significant portion of the Company's sales are to three customers (see Note 11). The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are generally due within 30 days. Credit losses from customers have been within management's expectations, and management believes the allowance for doubtful accounts adequately provides for any expected losses.

All of the Company's cash and cash equivalents are in one bank. Thus, the balance over $100,000 exceeds the federally insured deposit limit.

2. BUSINESS ACQUISITION

Effective August 11, 1994, the Company acquired all of the stock of Industries in a reverse acquisition accounted for using the purchase method of accounting (see Note 1). Each outstanding share of Industries common stock was converted into and exchanged for 2.61209 (.65302 after giving effect to the one-for-four reverse stock split) shares of Scott's common stock. Concurrently, all outstanding shares of common stock were subject to a one-for-four reverse stock split. Each of the stock splits referred to above have been retroactively reflected in the financial statements for all periods presented. In connection with the transaction, the Company changed its number of authorized shares to 20,000,000.

For financial reporting purposes, the results of operations of Scott have been included in the Company's financial statements since the effective date of acquisition.

                          VOICE CONTROL SYSTEMS, INC.

Scott's assets were revalued to approximate fair market value based on Scott's average market capitalization from the date of the negotiated transaction, January 28, 1994, to the effective date of acquisition, August 11, 1994, which approximates $6.25 million. The revaluation of the assets consist of the following:

        Goodwill.........................................................  $2,780,309
        Research and development.........................................   3,060,000
        Land and building................................................     150,000
        Remaining net assets.............................................     259,691
                                                                           ----------
                                                                           $6,250,000
                                                                           ==========

Goodwill was amortized using the straight-line method over a period of seven years. Goodwill amortization during 1994 totaled $66,198. In December 1994, the Company reappraised the factors contributing to the value of the goodwill acquired and wrote-off goodwill totaling $2,714,111. Factors contributing to the impairment of the goodwill include the loss of key technical personnel from Scott, litigation with a former officer and director of Scott, and customer decisions not to implement technology developed by Scott pursuant to contracts acquired in the Merger. While these factors had a detrimental effect on the Company in 1994, management believes they will not have a continuing negative impact on operations.

The following summarized unaudited proforma results of operations for the twelve months ended December 31, 1994 and December 31, 1993 assume the acquisition occurred as of the beginning of the respective periods. These proforma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on the dates indicated, or which may result in the future.

                                                                   1994            1993
                                                                (UNAUDITED)     (UNAUDITED)
                                                                -----------     -----------
    Revenue...................................................  $ 7,104,000     $ 9,509,000
    Net income(loss) before write-off of acquired
      R&D and goodwill........................................   (1,388,000)        695,000
    Write-off of acquired R&D and goodwill....................   (6,252,000)     (6,252,000)
                                                                -----------     -----------
    Net loss..................................................  $(7,640,000)    $(5,557,000)
                                                                ===========     ===========
    Net loss per share........................................  $     (2.04)    $     (1.66)
                                                                ===========     ===========
    Weighted average shares outstanding.......................    3,741,967       3,338,371
                                                                ===========     ===========

3. ISSUANCE OF CONVERTIBLE DEBT

In September 1991, the Company issued a three year promissory note to a major customer (the "Lender") in the principal amount of $1,161,799 in exchange for certain demand notes previously issued by the Company. The note bears interest at a floating rate with a New Jersey bank plus 2%; interest is payable annually and principal was due on September 20, 1994. On March 14, 1994, the due date of the note was extended to January 1997. The promissory note is convertible at any time into common stock of the Company with one share of common stock issued for every $.9188 of principal and unpaid interest converted, subject to adjustment in the event of certain dilutive actions of the Company.

The Company granted the Lender a security interest in the use of its non-exclusive technology and products. As a part of the Security Agreement, the Company granted Lender an option (the "Majority Option") to purchase from the Company a sufficient number of shares which, together with other shares the Lender then owns or has the ability to acquire by conversion of the note or a purchase from Lone Star Ventures, would amount to 51% of the common stock of the Company on a fully diluted basis. For financial reporting purposes,

                          VOICE CONTROL SYSTEMS, INC.

no value was assigned to the option or convertibility feature. In March 1994 the Majority Option was terminated. As consideration for the termination of the Majority Option, the Company agreed to fix the price of the Incentive Options at $.6125 per share (see below).

In addition to the right to convert the note and acquire the stock options described in the Security Agreement, the Lender was granted an option to purchase up to an additional 914,231 shares of common stock of the Company (the "Incentive Option"). The number of shares which the Lender was permitted to purchase was dependent upon the Lender purchasing certain levels of product from the Company over a period of three years. All of the Incentive Options were earned as of December 31, 1993. No Incentive Options were exercised as of December 31, 1994. The exercise price fluctuated based on a valuation of the Company which was dependent on net after tax earnings and was designed to approximate fair market value. As such, for financial reporting purposes, no value was assigned to the Incentive Options. In connection with the termination of the Majority Option, the exercise date of the Incentive Options was extended to December 31, 1998 and the exercise price was fixed at $.6125. The Company accounted for the cost of terminating the Majority Option as an equity transaction.

4. INVENTORY

Inventory consists of the following at December 31:

                                                                       1994         1993
                                                                     --------     --------
    Raw material...................................................  $  9,670     $ 71,740
    Finished goods.................................................   276,603      147,577
                                                                     --------     --------
                                                                     $286,273     $219,317
                                                                     ========     ========

5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

                                                                     1994          1993
                                                                  ----------     ---------
    Research and development equipment..........................  $1,145,848     $ 819,856
    Furniture and fixtures......................................     193,327       106,120
                                                                  ----------     ---------
                                                                   1,339,175       925,976
    Less accumulated depreciation...............................    (855,078)     (685,197)
                                                                  ----------     ---------
                                                                  $  484,097     $ 240,779
                                                                  ==========     =========

                          VOICE CONTROL SYSTEMS, INC.

6. NOTES PAYABLE AND CONVERTIBLE DEBT

Notes payable and convertible debt consist of the following at December 31:

                                                                     1994           1993
                                                                  ----------     ----------
    Prime plus 2% (10.5% at December 31, 1994) convertible note
      to a major customer (see Note 3)........................... $1,161,799     $1,161,799
    11% note payable to bank, due in monthly installments of
      $2,972 principal and interest, collateralized by first lien
      on assets held for sale....................................    107,799             --
    Other notes payable..........................................     13,866             --
                                                                  ----------     ----------
    Total notes payable and convertible debentures...............  1,283,464      1,161,799
    Less current maturities......................................    108,857             --
                                                                  ----------     ----------
    Long term debt............................................... $1,174,607     $1,161,799
                                                                  ==========     ==========

On April 1, 1993, the Company issued 206,386 shares of common stock to affiliates in exchange for convertible debt and accrued interest totaling $290,391. In addition, the Company paid off $195,795 in notes payable to officers and stockholders.

On August 31, 1993, the Company issued unsecured, convertible debentures to affiliates totaling $380,000 in exchange for previously issued debentures and demand notes. The debentures were due in August 1994 and bear interest at prime plus 4 percent. The debentures are convertible at one share for each $3.95 in principal and interest converted. In August 1994, the Company issued 45,997 shares of common stock to affiliates in exchange for convertible debt and accrued interest totaling $181,726. In October, 1994, the remaining $200,000 convertible debt due to an officer was extended to August 1, 1995.

As discussed in Note 3, on March 14, 1994, the Company obtained an extension of its convertible note of $1,161,799 to January 1997. In September 1994, accrued interest relating to convertible note totaling $99,286 was exchanged for 108,060 shares of common stock.

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at December 31:

                                                                       1994         1993
                                                                     --------     --------
    Trade accounts payable.......................................... $205,839     $309,739
    Accrued payroll.................................................  215,228        4,359
    Accrued interest payable........................................   32,777       28,808
    Accrued property tax............................................   27,956           --
    Customer deposits...............................................       --       15,959
    Federal income tax payable......................................       --        5,000
                                                                     --------     --------
                                                                     $481,800     $363,865
                                                                     ========     ========

                          VOICE CONTROL SYSTEMS, INC.

8. COMMON STOCK

Stock Options

At the Annual Meeting of Scott's Stockholders in May 1992, the stockholders approved the 1992 Stock Option Plan (the "1992 Plan") which was assumed by the Company in connection with its acquisition of Scott. Under the 1992 Plan, 600,000 shares are available for grant; the exercise price per share of options granted cannot be less than the fair market value of the Company's stock at the date of grant; the exercise period of options granted is up to ten years and options vest 25% per year beginning one year from date of grant, unless vesting is changed by the Board of Directors. Information relating to stock options granted to employees is as follows:

                                                                 NUMBER       EXERCISE PRICE
                                                                OF SHARES       PER SHARE
                                                                ---------     --------------
    Balance, January 1, 1992....................................        --          --
      Options granted...........................................   145,547    $1.75 -- $2.00
      Options canceled or forfeited.............................        --          --
      Options exercised.........................................        --          --
                                                                 ---------
    Balance, December 31, 1992..................................   145,547    $1.75 -- $2.00
      Options granted...........................................   507,855    $1.94 -- $2.13
      Options canceled or forfeited.............................   (65,084)   $1.94 -- $2.13
      Options exercised.........................................        --          --
                                                                 ---------
    Balance, December 31, 1993..................................   588,318    $1.75 -- $2.00
      Options granted...........................................    71,429             $5.00
      Options canceled or forfeited.............................  (430,269)   $1.94 -- $2.13
      Options exercised.........................................        --          --
                                                                 ---------
    Balance, August 11, 1994....................................   229,478    $1.75 -- $5.00
      1 for 4 reverse split.....................................  (172,109)   $7.00 -- $8.00
      Options granted...........................................   355,404    $3.00 -- $3.38
      Options canceled or forfeited.............................   (15,160)   $7.00 -- $8.00
      Options exercised.........................................        --          --
                                                                 ---------
    Balance, December 31, 1994..................................   397,613    $3.00 -- $8.00
                                                                 =========
         Options exercisable....................................    13,276    $7.00 -- $8.00
                                                                 =========

In 1986, Industries established an employee incentive stock plan which consists of a Stock Purchase Plan, Stock Award Plan, Incentive Stock Option Plan, Non-qualified Stock Option Plan and Stock Appreciation Rights Plan.

Industries granted key employees incentive stock options at an exercise price not less than the fair market value of the shares on the date of grant. The shares are vested over a four year period. At December 31, 1993, Industries had 478,992 employee options outstanding and 270,842 options exercisable at an average exercise price of $1.44 per share and $1.36 per share, respectively. As of August 11, 1994, the Company assumed as a result of the merger described in
Note 2, stock options totaling 471,808 at an exercise price ranging from $1.15 to $1.53 per share. At December 31, 1994, there were 446,634 employee options outstanding of which 327,206 were exercisable, at an exercise price ranging from $1.15 to $1.53 per share.

Industries had also granted to directors and officers options to purchase shares of stock at an exercise price not less than fair market value of the shares on the date of grant. At December 31, 1993, Industries had 694,682 stock options outstanding and exercisable at an average exercise price of $1.79 per share. On August 11, 1994, as a result of the merger described in Note 2, the Company assumed the 694,682 outstanding options. At

                          VOICE CONTROL SYSTEMS, INC.

December 31, 1994, in addition to the options described in Note 3, there were 668,459 officers and directors options outstanding and exercisable at an exercise price of $1.79.

Stock Warrants

As of August 11, 1994, Scott had outstanding warrants to purchase 231,404 shares of common stock at prices ranging from $4.00 to $8.00.

On October 1994, the Company issued five year warrants to certain Directors to purchase 120,000 shares of the Company's common stock for $3.375 per share. At December 31, 1994, warrants to purchase 351,404 shares of the Company's common stock were outstanding at prices ranging from $3.375 to $8.00.

The warrant agreements require that the exercise price per share of warrants granted cannot be less than the fair market value of the Company's stock at the date of grant and provide for adjusting both the exercise price and the number of shares purchasable based on various criteria, including the Company's issuing shares of common stock, convertible securities, or certain options at less than market price or the warrant exercise price.

9. INCOME TAXES

Federal and state income taxes consist of the following at December 31:

                                                      1994           1993           1992
                                                   -----------     ---------     -----------
    Current
    Federal....................................... $        --     $  33,000     $        --
    State.........................................          --        65,000              --
                                                   -----------     ---------     -----------
                                                   $        --     $  98,000     $        --
                                                   ===========     =========     ===========

The following reconciles income tax expense at the federal statutory rate to the actual tax expense.

                                                      1993           1992           1994
                                                   -----------     ---------     -----------
    Income taxes at the statutory rate............ $        --     $ 672,000     $    94,000
    Effect on taxes resulting from:
      Utilization of NOL carryforwards............          --      (672,000)        (94,000)
      Federal alternative minimum taxes...........          --        33,000              --
      State taxes.................................          --        65,000              --
                                                   -----------     ---------     -----------
                                                   $        --     $  98,000     $        --
                                                   ===========     =========     ===========

Significant components of the Company's net deferred tax assets for federal and state income taxes are as follows:

                                                      1994           1993           1992
                                                   -----------     ---------     -----------
    Net operating losses.......................... $ 5,449,000     $ 935,000     $ 1,607,000
    Valuation allowance...........................  (5,449,000)     (935,000)     (1,607,000)
                                                   -----------     ---------     -----------
                                                   $        --     $      --     $        --
                                                   ===========     =========     ===========

Net operating loss (NOL) carryforwards, expiring from 1996 to 2010, totaling approximately $16,025,000 are available at December 31, 1994 to offset future years taxable income, if any. In connection with the Agreement (see Note 2) an ownership change as defined by the Internal Revenue Code Section 382 occurred. The effect of such change will be to limit the use of the Company's NOL in future years to approximately $1,355,000 annually.

                          VOICE CONTROL SYSTEMS, INC.

The Company has provided an allowance for its entire deferred tax asset as its realization is dependent upon the future generation of taxable income. Until such realization can be reasonably determined, management will continue to provide an allowance for the entire deferred tax asset.

10. COMMITMENTS AND CONTINGENCIES

The Company rents offices and equipment under non cancelable and cancelable operating agreements. Minimum future rental obligations under non cancelable agreements as of December 31, 1994 are $176,093 in 1995, and $131,750 in 1996.
Related rental expense was $173,994, $166,959, and $155,035 in 1994, 1993, and
1992 respectively.

11. MAJOR CUSTOMERS

In 1994, three customers accounted for 44%, 13%, and 10% of total sales revenue. Two customers accounted for 55% and 13%, and 49% and 13% of total sales revenue for the years ended December 31, 1993 and 1992, respectively. The Company's largest customer is also the holder of the convertible debt and option agreement described in Note 3. Accounts receivable from the largest customer were 2%, 62%, and 4% of the total receivable balance at December 31, 1994, 1993, and 1992, respectively.

12. SUBSEQUENT EVENTS

In February 1995, the Company sold certain land and a building held for sale with a book value of $150,000 for $150,200 in cash, after expenses of sale. No significant gain or loss was recognized. Net proceeds from the sale were applied to the mortgage note payable to a bank totaling approximately $107,000. As a result, the Company has prepaid the entire amount due under the term loan and ratably reduced future year payments.

                          VOICE CONTROL SYSTEMS, INC.

                                 BALANCE SHEET
                                  (UNAUDITED)

                                                                                  SEPTEMBER 30,
                                                                                      1995
                                                                                  -------------
ASSETS
Current:
  Cash and cash equivalents.....................................................   $  1,478,024
  Accounts receivable (net of $33,800 allowance for doubtful accounts) (Note
     6).........................................................................      1,475,775
  Inventory.....................................................................        644,576
  Prepaid expenses..............................................................        207,618
                                                                                   ------------
          Total current assets..................................................      3,805,993
Net property and equipment......................................................        465,100
Other assets....................................................................         19,198
                                                                                   ------------
                                                                                   $  4,290,291
                                                                                   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
  Accounts payable and accrued expenses (Note 4)................................   $    399,229
  Deferred revenue..............................................................        309,938
  Current portion of capital lease obligation...................................          6,971
                                                                                   ------------
          Total current liabilities.............................................        716,138
Long term debt..................................................................      1,161,799
                                                                                   ------------
          Total liabilities.....................................................      1,877,937
Commitments
Stockholders' equity
  Preferred stock, $1.00 par value; 300,000 shares authorized -- none issued and
     outstanding................................................................             --
  Common stock, $.01 par value; 20,000,000 authorized shares; 4,226,319 issued
     and outstanding............................................................         42,263
  Paid-in capital...............................................................     10,573,689
  Receivable from stockholders..................................................        (79,695)
  Deficit.......................................................................     (8,123,903)
                                                                                   ------------
          Total stockholders' equity............................................      2,412,354
                                                                                   ------------
                                                                                   $  4,290,291
                                                                                   ============

                See accompanying notes to financial statements.

                          VOICE CONTROL SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                 THREE MONTHS                   NINE MONTHS
                                             ENDED SEPTEMBER 30,            ENDED SEPTEMBER 30,
                                          --------------------------     --------------------------
                                             1995           1994            1995           1994
                                          ----------     -----------     ----------     -----------
Sales (Note 6)..........................  $2,903,105     $ 1,335,605     $7,839,898     $ 4,181,601
Cost of Sales...........................   1,016,678         370,480      2,626,238       1,012,891
                                          ----------     -----------     ----------     -----------
Gross Profit............................   1,886,427         965,125      5,213,660       3,168,710
Costs and Expenses:
  Research and development..............     644,735         489,889      1,878,759       1,279,545
  Selling, general and administrative...     890,911       1,006,870      2,534,636       2,261,362
  Acquired R&D (Note 3).................          --       3,507,607             --       3,507,607
  Interest, to affiliates...............      33,730          39,815        109,730         108,289
                                          ----------     -----------     ----------     -----------
          Total Costs and Expenses......   1,569,376       5,044,181      4,523,125       7,156,803
                                          ----------     -----------     ----------     -----------
Income Before Income Taxes..............     317,051      (4,079,056)       690,535      (3,988,093)
Income Taxes (Note 5)...................      10,000              --         10,000              --
                                          ----------     -----------     ----------     -----------
Net Income..............................  $  307,051     $(4,079,056)    $  680,535     $(3,988,093)
                                          ==========     ===========     ==========     ===========
Net income (loss) per share:
  Primary...............................  $     0.05     $     (1.26)    $     0.11     $     (1.57)
                                          ==========     ===========     ==========     ===========
  Fully diluted.........................  $     0.05     $     (1.26)    $     0.10     $     (1.57)
                                          ==========     ===========     ==========     ===========
Weighted average outstanding shares:
  Primary...............................   6,693,083       3,231,735      6,492,906       2,545,299
                                          ==========     ===========     ==========     ===========
  Fully diluted.........................   6,803,800       3,231,735      6,754,263       2,545,299
                                          ==========     ===========     ==========     ===========

                See accompanying notes to financial statements.

                          VOICE CONTROL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     --------------------------
                                                                        1995           1994
                                                                     ----------     -----------
Cash Flows from Operating Activities:
  Net income.......................................................  $  680,535     $(3,988,093)
  Adjustments to reconcile net income to net cash provided by operating activities:
     Acquired R&D..................................................          --       3,507,607
     Depreciation and amortization.................................     156,205         225,542
     Change in operating assets and liabilities:
       Accounts receivable.........................................    (554,955)        369,595
       Inventory...................................................    (358,304)       (400,121)
       Prepaids....................................................    (116,379)        (39,064)
       Other assets................................................       2,408        (111,542)
       Accounts payable and accrued expenses.......................      41,216          12,749
       Deferred revenue............................................     253,688          10,079
                                                                     ----------     -----------
Net cash provided by (used in) operating activities................     104,414        (413,248)
                                                                     ----------     -----------
Cash Flows from Investing Activities:
  Proceeds from sale of assets.....................................     150,200              --
  Capital expenditures.............................................    (137,206)       (233,905)
                                                                     ----------     -----------
Net cash provided by (used in) investing activities................      12,994        (157,272)
                                                                     ----------     -----------
Cash Flows from Financing Activities:
  Repayment of principal on notes payable and long-term debt.......    (114,694)         (5,111)
  Proceeds from exercise of stock options..........................     399,983          66,274
                                                                     ----------     -----------
Net cash provided by financing activities..........................     285,289          61,163
                                                                     ----------     -----------
Net increase (decrease) in cash and cash equivalents...............     402,497        (585,990)
Cash and cash equivalents at beginning of year.....................   1,075,527         996,772
                                                                     ----------     -----------
Cash and cash equivalents at end of quarter........................  $1,478,024     $   410,782
                                                                     ==========     ===========
Supplemental disclosures of cash flow information -- Cash paid
  for interest.....................................................  $   19,092     $    35,932
                                                                     ==========     ===========
Non cash financing activities:
  Conversion of debt and accrued interest to common stock..........  $  323,787     $   281,012
                                                                     ==========     ===========

                See accompanying notes to financial statements.

                          VOICE CONTROL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BUSINESS

Voice Control Systems, Inc. (the "Company" or "VCS") engages in the design of speech recognition systems which allow for the voice control of electronic machines and/or devices. Operating results for the nine months ending September 30, 1995 are not necessarily indicative of the expected results for the year. The unaudited financial statements include all adjustments, consisting primarily of normal recurring accruals, which management considers necessary for a fair presentation of such information.

2. PER SHARE INFORMATION

Earnings per common and common equivalent share are computed based upon the weighted average number of outstanding shares of common stock and common stock equivalents.

3. BUSINESS ACQUISITION

Effective August 11, 1994, the Company acquired all of the stock of VCS Industries, Inc. in a reverse acquisition (the "Merger") accounted for using the purchase method of accounting. Each outstanding share of Industries common stock was converted into and exchanged for 2.61209 (.65302 after giving effect to the one-for-four reverse stock split) shares of the Company's common stock. Concurrently, all outstanding shares of common stock were subject to a one-for-four reverse stock split. As a result of the Merger, the Company expensed $3,507,607 for acquired research and development, acquired capitalized software costs, and costs associated with the termination of an officer in the quarter ended September 30, 1994.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at September 30, 1995:

        Accounts payable...............................................    $  262,882
        Accrued expenses...............................................       136,347
                                                                           ----------
                                                                           $  399,229
                                                                           ==========

5. INCOME TAXES

Net operating loss ("NOL") carryforwards expiring from 1996 to 2010 totaling approximately $15,258,000 are available at September 30, 1995 to offset future periods taxable income. Effective as of August 11, 1994 an ownership change as defined by the Internal Revenue Code Section 382 occurred. The effect of such change will be to limit the use of the Company's NOL in future years to approximately $1,355,000 annually.

The following reconciles income tax expense at the federal statutory rate to the actual tax expense at September 30:

                                                                        1994        1995
                                                                      ---------   --------
    Federal Income taxes at the statutory rate......................  $ 252,000   $     --
    State taxes based on income.....................................     35,000         --
    Effect on taxes resulting from:
      Utilization of NOL carryforwards..............................   (287,000)        --
      Federal Alternative Minimum Taxes.............................     10,000         --
                                                                      ---------   --------
                                                                      $  10,000   $
                                                                      =========   ========

                          VOICE CONTROL SYSTEMS, INC.

                                  (UNAUDITED)

The Company has provided an allowance for its entire deferred tax asset, relating primarily to NOL carryforwards, of approximately $5,188,000 as its realization is dependent upon future generation of taxable income. Until such realization can be reasonably determined, management will continue to provide an allowance for the entire deferred tax asset.

6. MAJOR CUSTOMERS

Two customers accounted for 60% and 10% of total sales revenue for the nine months ended September 30, 1995. Three customers accounted for 44%, 14%, and 12% respectively of total sales revenue for the nine months ended September 30, 1994.

The Company's largest customer is also the holder of its long term convertible debt. Accounts receivable from the largest customer was 14% of the total receivable balance at September 30, 1995.

================================================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary........................   3
Risk Factors..............................   6
Use of Proceeds...........................  10
Price Range for Common Stock and
  Dividend Policy.........................  10
Capitalization............................  11
Selected Financial Data...................  12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................  13
Business..................................  16
Management................................  31
Principal and Selling Stockholders........  37
Certain Relationships and Related
  Transactions............................  38
Description of Capital Stock..............  41
Underwriting..............................  43
Experts...................................  44
Change in Registrant's Certifying
  Accountant..............................  44
Legal Matters.............................  44
Available Information.....................  45
Information Incorporated by Reference.....  45
Index to Financial Statements............. F-1

================================================================================

================================================================================

                                2,210,000 SHARES

                                     [LOGO]

                          VOICE CONTROL SYSTEMS, INC.




                                  COMMON STOCK




                              --------------------
                                   PROSPECTUS
                              --------------------




                            FIRST ALBANY CORPORATION


                     FIRST ANALYSIS SECURITIES CORPORATION
                                              , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VI of the Company's Bylaws expressly directs the Company to indemnify any director, officer, employee, or agent of the Company or any person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) to which such person is a party by virtue of such status if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of such action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not create a presumption that such person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Article VI also provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in the Company's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; however, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the Company unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the Company.

The Bylaws further provide that any indemnification shall be made only upon a determination that such indemnification is proper under the standards described above. Such determination shall be made (i) by a majority vote of a quorum of the VCS Board, or (ii) if such quorum is not obtainable, by a quorum of disinterested directors, or (iii) by independent legal counsel or (iv) by the stockholders. If successful, in whole or in part, on the merits of any action, a person shall be indemnified for expenses actually and reasonably incurred.

Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company, at any time or from time to time in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in Article VI of the Bylaws. The indemnification and advancement of expenses provided by or granted pursuant to Article VI shall not be deemed exclusive of any other rights to which those indemnified or those seeking advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

An Amendment to the Certificate of Incorporation of the Company eliminating personal liability of directors to the fullest extent permitted by Delaware law was approved by the Company's stockholders at the Company's Annual Meeting of Stockholders held on December 10, 1987.

ITEM 25 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemization of all expenses incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

    SEC Registration Fee......................................................  $  7,996
    Legal Fees and Expenses...................................................    70,000*
    Blue Sky Fees (including counsel fees)....................................    20,000*
    NASD Filing Fees..........................................................     2,861
    Nasdaq National Market Fee................................................    10,000*
    Accounting Fees and Expenses..............................................    50,000*
    Transfer Agent and Registrar Fees.........................................     5,000*
    Printing Expenses.........................................................    60,000*
    Miscellaneous.............................................................    19,143
                                                                                ---------
              Total...........................................................  $245,000
                                                                                =========

ITEM 26 -- RECENT SALES OF UNREGISTERED SECURITIES

Except for the following (after giving effect to a one-to-four reverse stock split in August 1994), the Company has not had any sales of unregistered securities within the past three years:

 (1) Since January 1993, the Company has issued an aggregate of 291,250 warrants to 11 officers and directors of the Company in recognition of their services. Such issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

 (2) In 1993, six current and former directors of the Company exercised warrants to purchase a total of 17,947 shares of Common Stock for an aggregate price of $125,640. Such issuance was exempt from registration pursuant to Section 4(2) under the Securities Act.

 (3) In 1993, four persons exercised warrants acquired in a private placement and purchased 7,946 shares of Common Stock for a purchase price of $55,629 in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

 (4) In March 1994, the Company sold in a private placement pursuant to Section 4(2) of the Securities Act 225,000 shares of its Common Stock for $5.00 per share, which resulted in cash proceeds to the Company of $1,125,000. Each purchaser affirmed to the Company that he or she was an accredited investor as defined in Regulation D under the Securities Act.

 (5) In June 1994, the Company sold in a private placement pursuant to Section 4(2) of the Securities Act 30,461 shares of its Common Stock for $4.00 per share, which resulted in cash proceeds to the Company of $121,845. Each purchaser affirmed to the Company that he or she was an accredited investor as defined in Regulation D under the Securities Act.

 (6) In December 1994, the Company issued non-transferable options to purchase 10,000 shares of Common Stock to an outside consultant, who is an accredited investor. These were issued as partial consideration of services rendered. This issuance was exempt from registration pursuant to Section 4(2) under the Securities Act.

 (7) In July 1995, the Company issued non-assignable options to purchase 5,000 shares of Common Stock to a former officer in recognition of his services to the Company. This issuance was exempt from registration pursuant to
     Section 4(2) of the Securities Act.

 (8) In August 1995, Peter J. Foster, the CEO and an accredited investor, converted his convertible note in the principal amount of $200,000 into 50,633 shares of Common Stock in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

 (9) In August 1995, a former consultant who is an accredited investor exercised a non-assignable option to purchase 11,325 shares of Common Stock for an aggregate purchase price of $23,239 in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

(10) In September and October 1995, four investors, each of whom is an accredited investor, exercised non-assignable options to purchase an aggregate of 253,226 shares of Common Stock for an aggregate purchase price of $683,710 in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

(11) In September 1995, the Company issued 4,243 shares of Common Stock to a former employee for an aggregate price of $6,497 pursuant to the exercise of options granted under the 1986 Incentive Stock Plan of VCS Industries, Inc. ("Industries"), which merged into the Company in August 1994. Such issuance was exempt from registration pursuant to Rule 701 under the Securities Act.

(12) In December 1995, four investors, who are directors or former directors of the Company, exercised non-assignable warrants issued to them as directors to purchase a total of 2,678 shares of Common Stock at an aggregate price of $18,745. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 27 -- EXHIBITS

       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         1.1*        -- Form of Underwriting Agreement
         2.1         -- Agreement and Plan of Reorganization between Scott Instruments
                        Corporation and VCS Industries, Inc. dated April 11, 1994, as amended
                        (filed with the Securities and Exchange Commission on April 11, 1994
                        as Exhibit 2.1 to the Company's Registration Statement on Form S-4
                        dated April 11, 1994, Registration No. 33-77658, and amendment thereto filed on June 1, 1994, as Exhibit 2.1a to the Company's
                        Amendment No. 1 to the Registration Statement on Form S-4 dated June
                        1, 1994, Registration No. 33-77658, and amendment thereto filed on
                        July 12, 1994, as Exhibit 2.1b to the Company's Amendment No. 2 to
                        the Registration Statement on Form S-4 dated July 12, 1994,
                        Registration No. 33-77658, and incorporated by reference herein).
         3.1         -- Certificate of Incorporation of the Company, as amended (filed with the Securities and Exchange Commission on March 11, 1986, as Exhibit
                        3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1985, and amendment thereto filed on March 30,
                        1987, as Exhibit 3.1 to the Company's Annual Report on Form 10-K for
                        the fiscal year ended December 31, 1986, and amendments thereto filed
                        July 8, 1993 as Exhibit 4.3 to Form S-8 Registration Statement of
                        Scott, as further amended by the Certificate of Merger between Scott
                        Instruments and VCS Industries, Inc., dated August 9, 1994 filed on
                        March 23, 1995, as Exhibit 3.1 to the Company's Annual Report on Form
                        10-KSB for the fiscal year ended December 31, 1994 and incorporated by reference herein).
         3.2         -- By-Laws of the Company (filed with the Securities and Exchange
                        Commission on March 11, 1986, as Exhibit 3.2 to the Company's Annual
                        Report on Form 10-K for the fiscal year ended December 31, 1985, and amendment thereto filed on March 30, 1987, as Exhibit 3.2 to the
                        Company's Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1986, and amendment thereto filed on March 23, 1995, as
                        Exhibit 3.2 to the Company's Annual Report on Form 10-KSB for the
                        fiscal year ended December 31, 1994, and incorporated by reference herein).
         4.1**       -- Specimen certificate representing shares of the Company's Common
                        Stock, $0.01 par value.

       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         4.2         -- Promissory Note dated September 20, 1991 in the principal amount of
                        $1,161,798.90 executed by the Company and payable to Dialogic
                        Corporation (filed with the Securities and Exchange Commission on
                        April 11, 1994 as Exhibit 10.27 to the Company's Registration
                        Statement on Form S-4 dated April 11, 1994, Registration No.
                        33-77658, and incorporated by reference herein).
         4.3         -- Loan and Security Agreement dated September 20, 1991 by and between the Company and Dialogic Corporation (filed with the Securities and
                        Exchange Commission on April 11, 1994 as Exhibit 10.28 to the
                        Company's Registration Statement on Form S-4 dated April 11, 1994,
                        Registration No. 33-77658, and incorporated by reference herein).
         4.4         -- Omnibus Amendment Agreement dated March 14, 1994 between the Company and Dialogic Corporation (filed with the Securities and Exchange
                        Commission on April 11, 1994 as Exhibit 10.35 to the Company's
                        Registration Statement on Form S-4 dated April 11, 1994, Registration
                        No. 33-77658, and incorporated by reference herein).
         5.1*        -- Opinion of Counsel.
        10.1         -- 1992 Stock Option Plan of the Company (filed with the Securities and
                        Exchange Commission on March 30, 1993 as Exhibit 10.25 to the
                        Company's Annual Report on Form 10-KSB for the fiscal year ended
                        December 31, 1992 and incorporated by reference herein).
        10.2         -- 1992 Stock Option Agreement of the Company (filed with the Securities and Exchange Commission on March 30, 1993 as Exhibit 10.26 to the
                        Company's Annual Report on Form 10-KSB for the fiscal year ended
                        December 31, 1992 and incorporated by reference herein).
        10.3         -- Industries 1986 Incentive Stock Plan (filed with the Securities and
                        Exchange Commission on April 11, 1994 as Exhibit 10.37 to the
                        Company's Registration Statement on Form S-4 dated April 11, 1994,
                        Registration No. 33-77658, and incorporated by reference herein).
        10.4         -- Form of 1986 Incentive Stock Option Agreement of Industries, (filed with the Securities and Exchange Commission on April 11, 1994 as
                        Exhibit 10.38 to the Company's Registration Statement on Form S-4
                        dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).
        10.5         -- Form of Stock Option Agreement between Industries and various non-employee option holders (filed with the Securities and Exchange
                        Commission on April 11, 1994 as Exhibit 10.39 to the Company's
                        Registration Statement on Form S-4 dated April 11, 1994, Registration
                        No. 33-77658, and incorporated by reference herein).
        10.6         -- Form of Warrant Agreement between the Company and various directors, officers and affiliates (filed with the Securities and Exchange
                        Commission on March 31, 1994 as Exhibit 10.18 to the Company's
                        Registration Statement on Form S-4 dated April 11, 1994, Registration
                        No. 33-77658, and incorporated by reference herein).
        10.7         -- Stock Option Agreement dated September 20, 1991 executed by the
                        Company in favor of Dialogic Corporation (filed with the Securities and Exchange Commission on April 11, 1994 as Exhibit 10.29 to the
                        Company's Registration Statement on Form S-4 dated April 11, 1994,
                        Registration No. 33-77658, and incorporated by reference herein).
        10.8         -- Form of Convertible Note between the Company and an officer (filed with the Securities and Exchange Commission on March 23, 1995, as
                        Exhibit 10.15 to the Company's Annual Report on Form 10-KSB for the
                        fiscal year ended December 31, 1994, and incorporated by reference herein).

       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
        10.9         -- Form of subscription agreement for the private offering of the
                        Company's Common Stock in March and June 1994 (filed with the
                        Securities and Exchange Commission on April 11, 1994 as Exhibit 10.43
                        to the Company's Registration Statement on Form S-4 dated April 11,
                        1994, Registration No. 33-77658, and incorporated by reference herein).
        10.10        -- Employment agreement dated June 18, 1993 between the Company and
                        Peter J. Foster (filed with the Securities and Exchange Commission on
                        April 11, 1994 as Exhibit 10.15 to the Company's Registration
                        Statement on Form S-4 dated April 11, 1994, Registration No.
                        33-77658, and incorporated by reference herein).
        10.11**      -- Amendment to employment agreement dated November 14, 1995 between the
                        Company and Peter J. Foster.
        10.12        -- Employment agreement dated June 18, 1993 between the Company and
                        Thomas B. Schalk (filed with the Securities and Exchange Commission on April 11, 1994 as Exhibit 10.16 to the Company's Registration
                        Statement on Form S-4 dated April 11, 1994, Registration No.
                        33-77658, and incorporated by reference herein).
        10.13        -- Amendment to employment agreement dated July 20, 1995 between the
                        Company and Thomas B. Schalk (filed with the Securities and Exchange
                        Commission on November 15, 1995 as Exhibit 10.2 to the Company's
                        Quarterly Report on Form 10-QSB, and incorporated by reference herein).
        10.14#       -- License Agreement dated June 8, 1990 by and between the Company and
                        Dialogic Corporation (filed with the Securities and Exchange
                        Commission on April 11, 1994 as Exhibit 10.30 to the Company's
                        Registration Statement on Form S-4 dated April 11, 1994, Registration
                        No. 33-77658, and incorporated by reference herein).
        10.15#       -- Amendment to License Agreement dated September 20, 1991 between the
                        Company and Dialogic Corporation (filed with the Securities and
                        Exchange Commission on April 11, 1994 as Exhibit 10.31 to the
                        Company's Registration Statement on Form S-4 dated April 11, 1994,
                        Registration No. 33-77658, and incorporated by reference herein).
        10.16#       -- Amendment No. 2 to the Licensee Agreement dated September 20, 1991 between the Company and Dialogic Corporation (filed with the
                        Securities and Exchange Commission on April 11, 1994 as Exhibit 10.32
                        to the Company's Registration Statement on Form S-4 dated April 11,
                        1994, Registration No. 33-77658, and incorporated by reference herein).
        10.17**#     -- Amendment No. 4 to the License Agreement dated October 1, 1995 between the Company and Dialogic Corporation.
        10.18**#     -- License Agreement dated October 7, 1994 between the Company and
                        Dialogic Corporation.
        10.19#       -- Support Agreement dated September 20, 1991 between the Company and
                        Dialogic Corporation (filed with the Securities and Exchange
                        Commission on April 11, 1994 as Exhibit 10.33 to the Company's
                        Registration Statement on Form S-4 dated April 11, 1994, Registration
                        No. 33-77658, and incorporated by reference herein).
        10.20#       -- Addendum No. 1 to the Support Agreement dated January 31, 1993 between the Company and Dialogic Corporation (filed with the
                        Securities and Exchange Commission on April 11, 1994 as Exhibit 10.34
                        to the Company's Registration Statement on Form S-4 dated April 11,
                        1994, Registration No. 33-77658, and incorporated by reference herein).
        10.21**#     -- Addendum No. 3 to the Support Agreement dated October 1, 1995 between the Company and Dialogic Corporation.

       NUMBER                                 DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
        10.22#       -- Omnibus Amendment Agreement dated March 14, 1994 between the Company and Dialogic Corporation (filed with the Securities and Exchange
                        Commission on April 11, 1994 as Exhibit 10.35 to the Company's
                        Registration Statement on Form S-4 dated April 11, 1994, Registration
                        No. 33-77658, and incorporated by reference herein).
        10.23#       -- VR/xx-PEB letter agreement dated January 31, 1992 between the Company and Dialogic Corporation (filed with the Securities and Exchange
                        Commission on April 11, 1994 as Exhibit 10.36 to the Company's
                        Registration Statement on Form S-4 dated April 11, 1994, Registration
                        No. 33-77658, and incorporated by reference herein).
        10.24#       -- Software Agreement between the Company and Brite Voice Systems (filed with the Securities and Exchange Commission on June 29, 1995 as
                        Exhibit 10.29 to Amendment No. 1 to the Company's Annual Report on
                        Form 10-KSB/A for the fiscal year ended December 31, 1994, and incorporated by reference herein).
        10.25        -- Office Lease Agreement between the Company and Laborers National
                        Pension Fund dated July 17, 1986 (filed with the Securities and
                        Exchange Commission on March 23, 1995, as Exhibit 10.30 to the
                        Company's Annual Report on Form 10-KSB for the fiscal year ended
                        December 31, 1994, and incorporated by reference herein).
        10.26        -- Amendment to Office Lease Agreement between the Company and Laborers
                        National Pension Fund dated March 25, 1994 (filed with the Securities and Exchange Commission on March 23, 1995, as Exhibit 10.31 to the
                        Company's Annual Report on Form 10-KSB for the fiscal year ended
                        December 31, 1994, and incorporated by reference herein).
        10.27        -- Addendum to Office Lease Agreement between the Company and Laborers
                        National Pension Fund dated September 8, 1995 (filed with the
                        Securities and Exchange Commission on November 15, 1995, as Exhibit
                        10.1 to the Company's Quarterly Report on Form 10-QSB, and
                        incorporated by reference herein).
        10.28        -- Separation agreement dated July 12, 1994 between the Company and E.
                        Ray Cotten (filed with the Securities and Exchange Commission on July
                        12, 1994 as Exhibit 10.17 to the Company's Amendment No. 2 to the
                        Registration Statement on Form S-4 dated July 12, 1994, Registration
                        No. 33-77658, and incorporated by reference herein).
        10.29        -- License Agreement between the Company and InterVoice, Inc. dated
                        August 31, 1994 (filed with the Securities and Exchange Commission on
                        November 10, 1994 as Exhibit 10.2 to Form 10-QSB for the quarter ended September 30, 1994, and incorporated by reference herein).
        16.1         -- Letter regarding Change in Certifying Independent Accountant (filed with the Securities and Exchange Commission on September 13, 1994 as
                        Exhibit 16.1 to Form 8-K/A, and incorporated by reference herein).
        23.1**       -- Consent of BDO Seidman, L.L.P., Independent Auditors.
        24.1         -- Power of Attorney from Selling Stockholders.
        23.2         -- Consent of Counsel, included in Exhibit 5.1.

---------------
 # Confidential treatment has been requested for a portion of this exhibit.

 * To be filed by amendment.

** Filed herewith.

ITEM 28 -- UNDERTAKINGS

The undersigned registrant hereby undertakes as follows:

          (1) File, during any period in which offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on December 8, 1995.

                                            VOICE CONTROL SYSTEMS, INC.

                                            By:   /s/  PETER J. FOSTER
                                                ----------------------------
                                                      Peter J. Foster,
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kim S. Terry, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agent, or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                       DATE
---------------------------------------------   ----------------------------    ------------------
           /s/  JOHN B. TORKELSEN               Chairman and Director           December 8, 1995
---------------------------------------------
                John B. Torkelsen

           /s/  PETER J. FOSTER                 President, Chief Executive      December 8, 1995
---------------------------------------------    Officer and Director
                Peter J. Foster

             /s/  KIM S. TERRY                  Vice President, Controller      December 8, 1995
---------------------------------------------    and Corporate Secretary
                 Kim S. Terry                    (Principal Financial and
                                                 Accounting Officer)


         /s/  MELVYN J. GOODMAN                 Director                        December 8, 1995
---------------------------------------------
              Melvyn J. Goodman

                                                Director                        December  , 1995
---------------------------------------------
               John Lucas-Tooth

          /s/  NEAL J. ROBINSON                 Director                        December 8, 1995
---------------------------------------------
               Neal J. Robinson

                               INDEX TO EXHIBITS

                                                                                   SEQUENTIALLY
                                                                                    NUMBERED
  NUMBER                             DESCRIPTION OF EXHIBIT                           PAGE
----------   -------------------------------------------------------------------  ------------
    1.1*     -- Form of Underwriting Agreement
    2.1      -- Agreement and Plan of Reorganization between Scott Instruments
                Corporation and VCS Industries, Inc. dated April 11, 1994, as amended (filed with the Securities and Exchange Commission on April
                11, 1994 as Exhibit 2.1 to the Company's Registration Statement on
                Form S-4 dated April 11, 1994, Registration No. 33-77658, and amendment thereto filed on June 1, 1994, as Exhibit 2.1a to the
                Company's Amendment No. 1 to the Registration Statement on Form S-4
                dated June 1, 1994, Registration No. 33-77658, and amendment thereto filed on July 12, 1994, as Exhibit 2.1b to the Company's
                Amendment No. 2 to the Registration Statement on Form S-4 dated
                July 12, 1994, Registration No. 33-77658, and incorporated by reference herein).
    3.1      -- Certificate of Incorporation of the Company, as amended (filed with the Securities and Exchange Commission on March 11, 1986, as
                Exhibit 3.1 to the Company's Annual Report on Form 10-K for the
                fiscal year ended December 31, 1985, and amendment thereto filed on
                March 30, 1987, as Exhibit 3.1 to the Company's Annual Report on
                Form 10-K for the fiscal year ended December 31, 1986, and amendments thereto filed July 8, 1993 as Exhibit 4.3 to Form S-8
                Registration Statement of Scott, as further amended by the
                Certificate of Merger between Scott Instruments and VCS Industries,
                Inc., dated August 9, 1994 filed on March 23, 1995, as Exhibit 3.1 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 and incorporated by reference herein).
    3.2      -- By-Laws of the Company (filed with the Securities and Exchange
                Commission on March 11, 1986, as Exhibit 3.2 to the Company's
                Annual Report on Form 10-K for the fiscal year ended December 31,
                1985, and amendment thereto filed on March 30, 1987, as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1986, and amendment thereto filed on March 23,
                1995, as Exhibit 3.2 to the Company's Annual Report on Form 10-KSB
                for the fiscal year ended December 31, 1994, and incorporated by reference herein).
    4.1**    -- Specimen certificate representing shares of the Company's Common
                Stock, $0.01 par value.
    4.2      -- Promissory Note dated September 20, 1991 in the principal amount of
                $1,161,798.90 executed by the Company and payable to Dialogic
                Corporation (filed with the Securities and Exchange Commission on
                April 11, 1994 as Exhibit 10.27 to the Company's Registration
                Statement on Form S-4 dated April 11, 1994, Registration No.
                33-77658, and incorporated by reference herein).
    4.3      -- Loan and Security Agreement dated September 20, 1991 by and between the Company and Dialogic Corporation (filed with the Securities and
                Exchange Commission on April 11, 1994 as Exhibit 10.28 to the
                Company's Registration Statement on Form S-4 dated April 11, 1994,
                Registration No. 33-77658, and incorporated by reference herein).
    4.4      -- Omnibus Amendment Agreement dated March 14, 1994 between the
                Company and Dialogic Corporation (filed with the Securities and
                Exchange Commission on April 11, 1994 as Exhibit 10.35 to the
                Company's Registration Statement on Form S-4 dated April 11, 1994,
                Registration No. 33-77658, and incorporated by reference herein).
    5.1*     -- Opinion of Counsel.

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   10.1      -- 1992 Stock Option Plan of the Company (filed with the Securities and Exchange Commission on March 30, 1993 as Exhibit 10.25 to the
                Company's Annual Report on Form 10-KSB for the fiscal year ended
                December 31, 1992 and incorporated by reference herein).
   10.2      -- 1992 Stock Option Agreement of the Company (filed with the
                Securities and Exchange Commission on March 30, 1993 as Exhibit
                10.26 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1992 and incorporated by reference herein).
   10.3      -- Industries 1986 Incentive Stock Plan (filed with the Securities and
                Exchange Commission on April 11, 1994 as Exhibit 10.37 to the
                Company's Registration Statement on Form S-4 dated April 11, 1994,
                Registration No. 33-77658, and incorporated by reference herein).
   10.4      -- Form of 1986 Incentive Stock Option Agreement of Industries, (filed with the Securities and Exchange Commission on April 11, 1994 as
                Exhibit 10.38 to the Company's Registration Statement on Form S-4
                dated April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).
   10.5      -- Form of Stock Option Agreement between Industries and various non-employee option holders (filed with the Securities and Exchange
                Commission on April 11, 1994 as Exhibit 10.39 to the Company's
                Registration Statement on Form S-4 dated April 11, 1994,
                Registration No. 33-77658, and incorporated by reference herein).
   10.6      -- Form of Warrant Agreement between the Company and various directors, officers and affiliates (filed with the Securities and
                Exchange Commission on March 31, 1994 as Exhibit 10.18 to the
                Company's Registration Statement on Form S-4 dated April 11, 1994,
                Registration No. 33-77658, and incorporated by reference herein).
   10.7*     -- Stock Option Agreement dated September 20, 1991 executed by the
                Company in favor of Dialogic Corporation (filed with the Securities and Exchange Commission on April 11, 1994 as Exhibit 10.29 to the
                Company's Registration Statement on Form S-4 dated April 11, 1994,
                Registration No. 33-77658, and incorporated by reference herein).
   10.8      -- Form of Convertible Note between the Company and an officer (filed with the Securities and Exchange Commission on March 23, 1995, as
                Exhibit 10.15 to the Company's Annual Report on Form 10-KSB for the
                fiscal year ended December 31, 1994, and incorporated by reference herein).
   10.9      -- Form of subscription agreement for the private offering of the
                Company's Common Stock in March and June 1994 (filed with the
                Securities and Exchange Commission on April 11, 1994 as Exhibit
                10.43 to the Company's Registration Statement on Form S-4 dated
                April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).
   10.10     -- Employment agreement dated June 18, 1993 between the Company and
                Peter J. Foster (filed with the Securities and Exchange Commission on April 11, 1994 as Exhibit 10.15 to the Company's Registration
                Statement on Form S-4 dated April 11, 1994, Registration No.
                33-77658, and incorporated by reference herein).
   10.11**   -- Amendment to employment agreement dated November 14, 1995 between the Company and Peter J. Foster.

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   10.12     -- Employment agreement dated June 18, 1993 between the Company and
                Thomas B. Schalk (filed with the Securities and Exchange Commission on April 11, 1994 as Exhibit 10.16 to the Company's Registration
                Statement on Form S-4 dated April 11, 1994, Registration No.
                33-77658, and incorporated by reference herein).
   10.13     -- Amendment to employment agreement dated July 20, 1995 between the
                Company and Thomas B. Schalk (filed with the Securities and
                Exchange Commission on November 15, 1995 as Exhibit 10.2 to the
                Company's Quarterly Report on Form 10-QSB, and incorporated by reference herein).
   10.14#    -- License Agreement dated June 8, 1990 by and between the Company and
                Dialogic Corporation (filed with the Securities and Exchange
                Commission on April 11, 1994 as Exhibit 10.30 to the Company's
                Registration Statement on Form S-4 dated April 11, 1994,
                Registration No. 33-77658, and incorporated by reference herein).
   10.15#    -- Amendment to License Agreement dated September 20, 1991 between the
                Company and Dialogic Corporation (filed with the Securities and
                Exchange Commission on April 11, 1994 as Exhibit 10.31 to the
                Company's Registration Statement on Form S-4 dated April 11, 1994,
                Registration No. 33-77658, and incorporated by reference herein).
   10.16#    -- Amendment No. 2 to the Licensee Agreement dated September 20, 1991 between the Company and Dialogic Corporation (filed with the
                Securities and Exchange Commission on April 11, 1994 as Exhibit
                10.32 to the Company's Registration Statement on Form S-4 dated
                April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).
  10.17**#   -- Amendment No. 4 to the License Agreement dated October 1, 1995 between the Company and Dialogic Corporation.
  10.18**#   -- License Agreement dated October 7, 1994 between the Company and
                Dialogic Corporation.
   10.19#    -- Support Agreement dated September 20, 1991 between the Company and
                Dialogic Corporation (filed with the Securities and Exchange
                Commission on April 11, 1994 as Exhibit 10.33 to the Company's
                Registration Statement on Form S-4 dated April 11, 1994,
                Registration No. 33-77658, and incorporated by reference herein).
   10.20#    -- Addendum No. 1 to the Support Agreement dated January 31, 1993 between the Company and Dialogic Corporation (filed with the
                Securities and Exchange Commission on April 11, 1994 as Exhibit
                10.34 to the Company's Registration Statement on Form S-4 dated
                April 11, 1994, Registration No. 33-77658, and incorporated by reference herein).
  10.21**#   -- Addendum No. 3 to the Support Agreement dated October 1, 1995 between the Company and Dialogic Corporation.
   10.22#    -- Omnibus Amendment Agreement dated March 14, 1994 between the
                Company and Dialogic Corporation (filed with the Securities and
                Exchange Commission on April 11, 1994 as Exhibit 10.35 to the
                Company's Registration Statement on Form S-4 dated April 11, 1994,
                Registration No. 33-77658, and incorporated by reference herein).
   10.23#    -- VR/xx-PEB letter agreement dated January 31, 1992 between the
                Company and Dialogic Corporation (filed with the Securities and
                Exchange Commission on April 11, 1994 as Exhibit 10.36 to the
                Company's Registration Statement on Form S-4 dated April 11, 1994,
                Registration No. 33-77658, and incorporated by reference herein).

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   10.24#    -- Software Agreement between the Company and Brite Voice Systems
                (filed with the Securities and Exchange Commission on June 29, 1995 as Exhibit 10.29 to Amendment No. 1 to the Company's Annual Report
                on Form 10-KSB/A for the fiscal year ended December 31, 1994, and incorporated by reference herein).
   10.25     -- Office Lease Agreement between the Company and Laborers National
                Pension Fund dated July 17, 1986 (filed with the Securities and
                Exchange Commission on March 23, 1995, as Exhibit 10.30 to the
                Company's Annual Report on Form 10-KSB for the fiscal year ended
                December 31, 1994, and incorporated by reference herein).
   10.26     -- Amendment to Office Lease Agreement between the Company and
                Laborers National Pension Fund dated March 25, 1994 (filed with the
                Securities and Exchange Commission on March 23, 1995, as Exhibit
                10.31 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and incorporated by reference herein).
   10.27     -- Addendum to Office Lease Agreement between the Company and Laborers
                National Pension Fund dated September 8, 1995 (filed with the
                Securities and Exchange Commission on November 15, 1995, as Exhibit
                10.1 to the Company's Quarterly Report on Form 10-QSB, and
                incorporated by reference herein).
   10.28     -- Separation agreement dated July 12, 1994 between the Company and E.
                Ray Cotten (filed with the Securities and Exchange Commission on
                July 12, 1994 as Exhibit 10.17 to the Company's Amendment No. 2 to
                the Registration Statement on Form S-4 dated July 12, 1994,
                Registration No. 33-77658, and incorporated by reference herein).
   10.29     -- License Agreement between the Company and InterVoice, Inc. dated
                August 31, 1994 (filed with the Securities and Exchange Commission on November 10, 1994 as Exhibit 10.2 to Form 10-QSB for the quarter ended September 30, 1994, and incorporated by reference herein).
   16.1      -- Letter regarding Change in Certifying Independent Accountant (filed with the Securities and Exchange Commission on September 13, 1994
                as Exhibit 16.1 to Form 8-K/A, and incorporated by reference herein).
   23.1**    -- Consent of BDO Seidman, L.L.P., Independent Auditors.
   24.1      -- Power of Attorney from Selling Stockholders.
   23.2      -- Consent of Counsel, included in Exhibit 5.1.

---------------
 # Confidential treatment has been requested for a portion of this exhibit.

 * To be filed by amendment.

** Filed herewith.